UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2008
Date of Report
(Date of Earliest Event Reported)

FIRST GROWTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-83125	87-0569467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China
+ 86 536 736 3688
(Address and telephone number of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 -- Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

Section 2 -- Financial Information

Item 2.01: Completion of Acquisition or Disposition of Assets

Section 5 - Corporate Governance and Management

Item 5.01: Changes in Control of Registrant

Item 5.06:  Change in Shell Company Status

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the section of this filing entitled “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement as a result of a number of risks and uncertainties, including without limitation: (a) limited amount of resources devoted to expanding our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; and (c) other risks that are discussed in this Form 8-K and incorporated herein by reference or included in our previous filings with the Securities and Exchange Commission, or the SEC.

Such statements are intended to be covered by the safe harbor created by such provisions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this filing to conform such statements to actual results or to changes in our expectations.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this filing, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

We conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of Bright Stand International Limited, or Bright Stand, and its PRC subsidiaries, Weifang Yuhe Poultry Co. Ltd. (“Yuhe”) and Weifang Taihong Feed Co. Ltd. (“Taihong”). As a result, we are dependent upon the performance of Bright Stand and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of us, our assets and those of our subsidiaries will be available to satisfy the claims of our shareholders only after all of Bright Stand and its subsidiaries’ liabilities and obligations have been paid in full.

Competition in the poultry industry with other poultry companies, especially companies with greater resources, may make us unable to compete successfully, which could adversely affect our business.

The Chinese poultry industry is highly competitive. In general, competitive factors in the Chinese broiler, or chicken, industry include price, product quality, brand identification, breadth of product line and customer service. Our success depends in part on our ability to manage costs and be efficient in the highly competitive poultry industry. Some of our competitors have greater financial and marketing resources. Because of this, we may not be able to successfully increase our market penetration or our overall share of the poultry market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better performance. We may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions.

We compete against a number of other suppliers of day-old broilers. Although we attempt to develop and support high-quality products that our customers demand, products developed by competing suppliers could render our products noncompetitive. If we fail to address these competitive challenges, there could be a material adverse effect upon our business, consolidated results of operations and financial condition.

We do not typically have long term purchase contracts with our customers and our customers have in the past and could at any time in the future, reduce or cease purchasing products from us, harming our operating results and business.

We typically do not have long-term volume purchase contracts with our customers, and they are not obligated to purchase products from us. Accordingly, our customers could at any time reduce their purchases from us or cease purchasing our products altogether. In addition, any decline in demand for our products and any other negative development affecting our major customers or the poultry industry in general, would likely harm our results of operations. For example, if any of our customers experience serious financial difficulties, it may lead to a decline in sales of our products to such customers and our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables related to sales to such customers.

If demand for our products declines in the markets that we serve, our selling prices and overall sales will decrease. Even if the demand for our products increases, when such increase cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Demand for our products is affected by a number of factors, including the general demand for the products in the end markets that we serve and the price attractiveness. A vast majority of our sales are derived directly or indirectly from customers who are broiler raisers and large integrated chicken companies whose day-old broiler production is not sufficient for their own use. Any significant decrease in the demand for day-old broilers may result in a decrease in our revenues and earnings. A variety of factors, including economic, health, regulatory, political and social instability, could contribute to a slowdown in the demand for day-old broilers because demand for day-old broilers is highly correlated with general economic activities. As a result, even if the demand for our products increases, when the increase of demand cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and breeding stock.

Currently, all our raw materials are domestically procured. Profitability in the poultry industry is materially affected by the supply of parent breeding stocks and the commodity prices of feed ingredients, including corn, soybean cake, and other nutrition ingredients from numerous sources, mainly from wholesalers who collect the feed ingredients directly from farmers. As a result, the poultry industry is subject to wide fluctuations and cycles. These prices are determined by supply and demand factors. We may reduce, but cannot eliminate, the risk of increased operating costs from commodity price increases. Typically we do well when chicken prices are high and feed prices are low and the feed ingredients are in adequate supply. However, it is very difficult to predict when the feed price spiral cycles will occur.

Various factors can affect the supply of corn and soybean meal, which are the primary ingredients of the feed we use for parent breeding stocks. In particular, weather patterns, the level of supply inventories and demand for feed ingredients, and the agricultural policies of the Chinese government affect the supply of feed ingredients. Weather patterns often change agricultural conditions in an unpredictable manner. A sudden and significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow chickens or deliver products. Increases in the prices of feed ingredients will result in increases in raw material costs and operating costs.

The supply of parent breeding stocks is also cyclical. We purchase parent breeding stocks from multiple suppliers. Our ability to maintain adequate breeding stock is dependent on our abilities to develop stable supplier relationships and to place large procurement orders. In addition, most primary breeder stock is imported and the import volume is closely controlled by the PRC government. We have not seen a trend of increasing import volumes.

The cessation of tax exemptions and deductions by the Chinese government may affect our profitability.

As a leading agricultural enterprise jointly recognized by eight national authorities in China, we used to enjoy income tax exemption status effective from January 2004 up until November 2007. After the restructuring in 2008, we lost that tax exemption status and were converted into a foreign investment enterprise (“FIE”) 100% owned by Bright Stand. Under the current PRC tax laws, FIEs such as ours are subject to an income tax rate at 33%, while in practice tax reductions or exemptions in various forms are granted by local governments to FIEs.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both FIEs and domestic companies will be subject to a uniform income tax rate of 25%. On January 28, 2007, the State Council of China promulgated the Implementation Rules of the New Tax Law (the “Implementation Rules”). Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide tax exemption treatment for enterprises engaged in agricultural industries, such as farming, foresting, fishing and animal husbandry. As an enterprise engaged in the farming industry, we believe we are eligible for relevant exemption treatment and do not need to pay company income tax. But as it is in the early stage of the New Tax Law’s implementation, the local tax authorities may have different views as to how the New Tax Law should be implemented. In addition, the local tax authorities have not formally informed us whether we are eligible for relevant preferential tax treatment and we therefore cannot assure you that we are entitled to tax exemption. Any decision or confirmation by relevant tax authorities that we are not eligible for tax exemption treatment may materially and adversely affect our profits, business and financial performance.

Our conversion from an officially recognized leading domestic agricultural enterprise to a FIE and the enactment of the New Tax Law may affect our profits and financial performance in the future because of reduction in tax exemptions.

Outbreaks of poultry disease, such as avian influenza, or the perception that outbreaks may occur, can significantly restrict our ability to conduct our operations.

We take precautions to ensure that our flocks are healthy and that our production facilities operate in a sanitary and environmentally sound manner. While we have ability and experience in product quality improvement as well as poultry disease resistance, events beyond our control, such as the outbreak of avian influenza in 2006, may restrict our ability to conduct our operations and sales. An outbreak of disease could result in governmental restrictions on the import and export of products from our customers, or require us to destroy one or more of our flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our business, reputation and prospects. In 2006, Yuhe suffered an operating loss of $693,000 after the general decline in consumer demand for poultry products in late 2005 and early 2006 following the outbreak of avian influenza. Our flocks have never been infected with the H5N1 virus.

Worldwide fears about avian diseases, such as avian influenza, have depressed, and may continue to adversely impact our sales. Avian influenza is a respiratory disease of birds. The milder forms occur occasionally around the world. Recently, there has been substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has affected Asia since 2002. It is widely believed that H5N1 is spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease. Although there are vaccines available for H5N1 and other forms of avian influenza, and the PRC government mandates, and we vaccinate our breeding stock against avian influenza, there is no guarantee that the disease can be completely prevented as the virus continues to mutate.

Our business may be adversely affected due to our inaccuracy in sales forecasts.

We procure raw materials and produce our day-old broiler based on our sales forecasts. If we do not accurately forecast demand for our products, we may end up with excess breeding stock. If we have excess breeding stock, we may have to lower prices to stimulate demand.

Our products might contain undetected defects that are not discovered until after shipping.

Although we have strict quality control over our products and we produce high-quality day-old broilers supported by our know-how in feed ingredient composition, immunization system and breeding techniques gained through over 10 years of business and continuous research and development, our products may contain undetected problems. Problems could result in a loss or delay in market acceptance of our products and thus harm our reputation and revenues.

We have sustained losses in the past and cannot guarantee profitability in the future.

We were profitable in 2005 and the first 9 months of 2007 but sustained losses in 2006. There is no assurance that we will be profitable in the future. In addition, our business was impacted in 2006 due to the outbreak of avian influenza. A variety of factors may cause our operating results to decline and financial condition to worsen, including:

•	Competitors offering comparable products at cheaper prices;

•	Continuing downward pressure on the average selling prices of our products caused by intense competition in our industry and other reasons;

•	Superior product innovations by competitors;

•	Rising raw material costs;

•	Changes to management and key personnel; and

•	Increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as we seek to grow our business.

As a result of these and additional factors, we could fail to achieve our revenue targets or experience higher than expected operating expenses, or both. As a result, we cannot assure you that we will be profitable in the future.

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have a limited operating history with respect to our current business, which may not provide a sufficient basis on which to evaluate our business or future prospects. Although our sales have grown rapidly in recent years, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Significant failure to realize anticipated sales growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	Implement our business model and strategy and adapt and modify them as needed;

•	Maintain our current, and develop new, relationships with customers;

•	Manage our expanding operations and product offerings, including the integration of any future acquisitions;

•	Maintain adequate control of expenses;

•	Attract, retain and motivate qualified personnel;

•	Protect our reputation and enhance customer loyalty; and

•
Anticipate and adapt to changing conditions in the poultry industry and other markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

The loss of our major customers could have a material adverse effect on our results of operations.

Approximately forty percent of our sales are to our top five customers. Forty-five percent of our sales volume are to customers with whom we have five to ten years of sales relationship. Our customers include large and small broiler raisers and large integrated chicken companies whose day-old broiler production is not sufficient for their own use. We sell to six of the top ten broiler production provinces. Our sales in Shandong Province accounted for 85% of our total sales in 2006. Shandong Province is the number one broiler and chicken production region in China. If our existing customers significantly reduce or cease their purchases from us with little or no advance notice, it could materially and adversely affect our sales and results of operations.

We may not be able to sustain our current growth rates, and even if we maintain them, we are susceptible to many challenges relating to our growth.

We have experienced fluctuation of growth in the scope and complexity of our business. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, enhance our technological capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures. To successfully manage our growth, we believe we must effectively:

•	Hire, train, integrate and manage additional qualified technicians and breeding farm directors and sales and marketing personnel;

•	Implement additional, and improve existing, administrative, financial and operations systems, procedures and controls;

•	Continue to enhance manufacturing and customer resource management systems;

•	Continue to expand and upgrade our feed ingredient composition, poultry immunization system and breeding technology;

•	Manage multiple relationships with distributors, suppliers and certain other third parties; and

•	Manage our financial condition.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for our products, and our broilers’ performance and disease resistance ability. If the timing of our expansion does not match market demand, our business strategy may need to be revised. If we over-expand and demand for our products does not increase as we may have projected, our financial results will be materially and adversely affected. However, if we do not expand, and demand for our products increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale. In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected. Moreover, if we do not properly allocate our resources in line with future demand for our products, we may miss changing market opportunities and our business and financial results could be materially and adversely affected. We cannot assure you that we will be able to successfully manage our growth in the future.

The loss of key personnel or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Gao Zhentao, our Chief Executive Officer, Han Chengxiang, our Chief Production Officer, and Jiang Yingjun, our Chief Financial Officer. In addition, our engineers and other key technical personnel are a significant asset and are the source of our technological and product innovations. We depend substantially on the leadership of a small number of farm directors and technicians who are devoted to research and development. Additionally, 85% of our products are sold through third party distributors. Most of them are exclusive distributors and we expect them to be our future main sales force. The loss of these distributors could have a material adverse effect on our business, results of operations and financial condition. We believe our future success will depend upon our ability to retain these key employees and sales distributors. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth. Despite the incentives we provide, our current employees may not continue to work for us, and if additional personnel are required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth. In addition, we do not maintain “key person” life insurance for any of our senior management or other key employees. The loss of the key employees or the inability to attract or retain qualified personnel, including technicians, could delay the development and introduction of, and have an adverse effect on our ability to sell, our products, as well as our overall growth.

In addition, if any other members of our senior management or any of our other key personnel join a competitor or form a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members.

We do not have any registered patents or other registered intellectual property on our production processes and we may not be able to maintain the confidentiality of our processes.

We have no patents or registered intellectual property covering our processes and we rely on the confidentiality of our processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

Because we are expanding capacity, we may be forced to make sales to customers whose creditworthiness is not known to us. We may not be able to collect receivables which are incurred by these customers.

Although we currently sell our products on a cash payment basis, our ability to receive payment for our products depends on the continued creditworthiness of our customers. In order to pay our expansion costs, we may be required to make sales to customers who are less creditworthy than our historical customers. Our customer base may change if our sales increase because of our added capacity. If we are not able to collect our receivables, our revenues and profitability will be negatively affected.

We do not have insurance coverage. Any material loss to our properties or assets will have a material adverse effect on our financial condition and operations.

We and our subsidiaries are not covered by any insurance. As a result, any material loss or damage to our properties or other assets, or personal injuries arising from our business operations would have a material adverse affect on our financial condition and operations.

We will incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that a private company does not incur. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and stock exchanges have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, as a result of becoming a public company, we may need to add independent directors, create additional board committees and adopt additional policies regarding internal controls and disclosure controls and procedures. We will incur additional costs associated with public company reporting requirements and compliance with the internal controls of Section 404 of the Sarbanes-Oxley Act of 2002. We also expect these new rules and regulations will make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance. As a result, our general and administrative expenses will likely increase and it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Increased water, energy and gas costs would increase our expenses and reduce our profitability.

We require a substantial amount, and as we expand our business we will require additional amounts, of water, electricity and natural gas to produce and process our broiler products. The prices of water, electricity and natural gas fluctuate significantly over time. One of the primary competitive factors in the Chinese broiler market is price, and we may not be able to pass on increased costs of production to our customers. As a result, increases in the cost of water, electricity or natural gas could substantially harm our business and results of operations.

Increased costs of transportation would negatively affect our profitability.

Our transportation costs are a material portion of the cost of our products. We primarily ship our products and receive our inputs via truck and rely on third party transportation companies for the delivery of most of our products and inputs. The costs associated with the transportation of our products and inputs fluctuate with the price of fuel, the costs to our transportation providers of labor and the capacity of our transportation sources. Increases in costs of transportation have and could in the future negatively affect our profitability.

Risks Related to Doing Business in China

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations and exposure to possible expropriation or other Chinese government actions. These factors may have a material adverse effect on our operations, results of operations and financial condition.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital. There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets are located outside of the United States and most of our officers and directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western-style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for our management to forecast our needs and to present the results of operations accurately at all times.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuations may adversely affect our operating margins.

The majority of our revenues are in Chinese currency. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The Chinese government may implement policies that could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

Government control of currency conversion and future movements in exchange rates may adversely affect our operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China. A portion of such revenues may be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the exchange rate of the Renminbi to the U.S. dollar was stable from January 1, 1994 to July 2005 and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, the exchange rate of the Renminbi to the U.S. dollar is continuously revalued since 2005 and the exchange rates may further change. Our financial condition and results of operations may also be affected by changes in the value of certain currencies, other than the Renminbi, in which our earnings and obligations are denominated.

Our business is regulated by the PRC farming authorities and we need production permit an/or immunization certificate from the farming authorities to carry out our business. Any suspension, discontinuation or revocation of our current production permits and/or immunization certificate may materially and adversely impact our business.

The Farming Bureau of Shandong Province and its local counterpart in Weifang City are the primary governmental regulators and supervisors of both Yuhe and Taihong’s current businesses. Under relevant laws and regulations, both Yuhe and Taihong must obtain production permits from the Farming Bureau of Shandong Province to carry out its current businesses. In addition, Yuhe, as a company engaging in the breeder business, must obtain an immunization certificate from the local Farming Bureau in the Weifang City.

The Farming Bureau authorities have been strengthening their supervision over the breeder and feed businesses in the past years, and new PRC laws, rules and regulations may be introduced to impose additional requirements applicable for the application and obtaining of relevant production permits and/or immunization certificate. We cannot assure you our current production permits and immunization certificate can maintain their full effect in the future, although we will try our best to meet with any new requirement. Any suspension, discontinuation or revocation of our current production permits and/or immunization certificate may cause material and adverse impact on our business, financial performance and prospect.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because Yuhe and Taihong are based in China, shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of an entirely U.S.-based company. Their operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than the subsidiaries themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders. Shareholders will be dependent upon Yuhe and Taihong’s management for reports of their’s progress, development, activities and expenditure of proceeds.

We may in the future be subject to claims and liabilities under environmental, health, safety and other laws and regulations, which could be significant.

Our operations are subject to various laws and regulations, including those governing wastewater discharges and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations by governmental agencies or courts. In addition, we anticipate increased regulation by various governmental agencies concerning food safety, the use of medication in feed formulations, the disposal of animal by-products and wastewater discharges. Furthermore, business operations currently conducted by us or previously conducted by others at real property owned or operated by us, business operations of others at real property formerly owned or operated by us and the disposal of waste at third party sites expose us to the risk of claims under environmental, health and safety laws and regulations. We could incur material costs or liabilities in connection with claims related to any of the foregoing. The discovery of presently unknown environmental conditions, changes in environmental, health, safety and other laws and regulations, enforcement of existing or new laws and regulations and other unanticipated events could give rise to expenditures and liabilities, including fines or penalties, that could have a material adverse effect on our business, operating results and financial condition.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents, mergers with and acquisitions of PRC domestic companies by foreign investors, and relevant approval and registration requirements may subject our PRC resident beneficial owners to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The China State Administration of Foreign Exchange, “SAFE”, issued a public notice in October 2005 requiring PRC domestic residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC domestic residents who are shareholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident shareholders are also required to amend their registrations with the local SAFE in certain circumstances.

Six Chinese ministries jointly promulgated the Rules on Mergers with and Acquisitions of PRC Domestic Companies by Foreign Investors, or “M&A Rules”, on August 8, 2006, which became effective on September 8, 2006. The M&A Rules subject the acquisition of domestic companies by offshore special purpose companies controlled by PRC residents, who at the same time are controlling shareholders of the domestic companies, to the approval of Ministry of Trade. There are also various stringent requirements applicable to foreign acquisition of domestic companies through special purpose companies under the M&A Rules.

We undertook a corporate restructuring in the PRC in January 2008 under which Bright Stand, a company owned by Japanese citizen Mr. Kunio Yamamoto, acquired the control of Yuhe and Taihong from certain PRC resident shareholders. After consultation with China counsel, we do not believe that any of Yuhe’s former PRC resident shareholders or we are subject to the SAFE registration requirement or requirements under the M&A Rules, however, we cannot provide any assurances that we or all of Yuhe’s former shareholders who are PRC residents will not be required to make or obtain any applicable registrations or approvals required by these regulations in the future. The failure or inability of Yuhe’s PRC resident former shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends or obtain foreign-exchange-dominated loans to our company.

As it is uncertain how the SAFE regulations and the M&A Rules will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, Yuhe’s former PRC resident shareholders may in the future acquire our equity interest, and there is no assurance that Chinese laws and regulations will not be implemented in such a way that in the future, if Yuhe’s former PRC resident shareholders negotiate to buy some or all of our equity interest, Yuhe’s former PRC resident shareholders may not be deemed to have complied fully with SAFE regulations and the M&A Rules. We may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Risks Associated with this Offering and Our Common Stock

Our stock is thinly traded and shareholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than our value.

Our common stock currently is thinly traded and the price of our common stock may not reflect the value of our company. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business. As the trading volume is thin and the price is volatile, our shareholders may not be able to sell their shares at a price they desire. Because the securities price for our stock is low, many brokerage firms are not willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

Because we are subject to the Penny Stock Rules, sale of our stock by investors may be difficult.

We are subject to the “penny stock” rules of the Securities and Exchange Commission, or SEC. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document required by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock. As long as our common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their securities.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the 1933 Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the 1933 Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of our outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of one year or more. If a substantial number of shares of our stock are sold under Rule 144 or other exemption, it could cause the price of our stock to go down.

The conversion of outstanding derivative securities could cause your ownership in the Company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue our securities to various parties may dilute the value of your investment. We have issued warrants to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. to purchase 6,999,999 shares of common stock. The warrants have a strike price equal to $0.252, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times that they are exercisable. The warrants are exercisable at any time 6 months after their issuance. For the length of time these warrants are outstanding and exercisable, the warrant holder will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the warrant holder would exercise the warrants at a time when we would be able to obtain equity capital on terms more favorable than the exercise prices provided by the warrants. There are no preemptive rights in connection with our common stock.

We do not intend to pay dividends in the foreseeable future.

As a result, a return on an investment in shares of our common stock may be realized only through a sale of such shares if at all. Our board of directors does not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining all earnings, if any, for use in our business operations. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. To date, we have paid no dividends.

We have the right to issue additional common stock and preferred stock without the consent of shareholders. This would have the effect of diluting your ownership in us and could decrease the value of your stock.

As of March 12, 2008, we had 500 million shares of common stock authorized for issuance, among which only 228,571,416 shares of common stock were issued and outstanding. We have outstanding warrants to purchase 6,999,999 shares of common stock. Approximately 270 million authorized shares of common stock are available for issuance for any purpose without shareholder approval that would dilute a shareholder’s percentage ownership of us.

In addition, our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to one million shares of preferred stock in the discretion of the board of directors. Such preferred stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our major shareholders and their affiliates will control the outcome of matters requiring shareholder approval.

Upon completion of this offering, our major shareholders will beneficially own approximately 92% of our outstanding shares of common stock. Consequently, these shareholders will have the ability, when acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those of our officers, directors and affiliates. These shareholders will also have significant control over our business, policies and affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders.

LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising from the ordinary course of our business. We believe that there are no claims or actions currently pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

EXECUTIVE OFFICERS, DIRECTOR AND KEY EMPLOYEES

Executive Officers, Director and Key Employees

The following table sets forth information about our executive officers, director and key employees as of March 12, 2008:

Name	Age	Position
Executive Officers
Gao Zhentao	47	Chief Executive Officer and Chairman of the Board of Directors
Han Chengxiang	44	Chief Production Officer
Jiang Yingjun	33	Chief Financial Officer
Key Employees
Tan Yi	52	Marketing Director of Yuhe
Ding Wengui	45	Chief Technology Officer of Yuhe

Gao Zhentao has been our Chief Executive Officer and Chairman of our Board of Directors since March 12, 2008. Prior to joining First Growth, Mr. Gao served as the Chief Executive Officer and Chairman of the Board of Directors of our wholly owned subsidiary, Weifang Yuhe Poultry Co. Ltd., or Yuhe, from 1996 to 2007. He was one of the co-founders of Yuhe and our wholly owned subsidiary Weifang Taihong Feed Co. Ltd., or Taihong. Mr. Gao is a member of the Agricultural Work Committee of the Weifang City People’s Congress and a member of the Standing Committee of the Hanting District People’s Congress. Mr. Gao has also served as the vice-chairman of the Shandong Province Farming Association since 2006, and as vice-chairman of the Poultry Subcommittee of the National Farming Association of China since 2007.

Han Chengxiang has been our Chief Production Officer since March 12, 2008. Prior to joining First Growth, Mr. Han served as the Chief Production Officer of Yuhe from 1998 to 2008. Prior to joining Yuhe in 1998, Mr. Han served as the vice factory manager and then the factory manager of Weifang Zhonglianghua Food Co., Ltd. from 1996 to 1998. Prior to that, Mr. Han served as the chief production officer and then the vice factory manager of Weifang Broiler Group Co., Ltd. from 1990 to 1996.

Jiang Yingjun has been our Chief Financial Office since March 12, 2008. Prior to joining First Growth, Mr. Jiang served as Chief Financial Officer of Yuhe from 2005 to 2008. Prior to 2005, Mr. Jiang served as Chief Accountant of Rongyuan Fabrics Co., Ltd., a fabrics company in Shandong Province from 2003 to 2005. Prior to that, Mr. Jiang served as Chief Accountant of Xingchang Meat Group, a major meat producing company in Shandong Province from 1999 to 2003. Mr. Jiang holds a degree in accounting from Weifang College.

Tan Yi has served as Marketing Director of Yuhe since 1995. Prior to joining Yuhe in 1995, Mr. Tan served in various marketing roles with a gas company located in Harbin Province from 1990 to 1994.

Ding Wengui has been the chief technology officer of our subsidiary Yuhe since 2006. Prior to this he served as the general manager of Yuhe’s production division. Prior to joining Yuhe in 2005, Mr. Ding worked at Qingdao Zhengda Co., Ltd., a broiler chicken company located in Shandong Province from 1993 to 2005, where he ultimately served as the vice general manager of its production division. Prior to joining Qingdao Zhengda Co., Ltd. in 1993, Mr. Ding worked at Heilongjiang Tieli Agricultural Co., Ltd., a company located in Heilongjiang Province from 1983 to 1993. Mr. Ding holds a degree in agriculture from the Heilongjiang Bayi Agricultural University.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission, or SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

Board Composition; Director Independence

Our Board of Directors only has one director, Gao Zhentao, who is also an officer of us, and therefore is not “independent” under the rules of the NASDAQ Global Market or any other securities exchange. Since we are not listed on any securities exchange, we are not required to have a board of directors with a majority of independent directors. Mr. Gao will remain a director until the next annual meeting of shareholders and the election and qualification of his successor(s). Officers are elected annually by our board of directors and serve at the discretion of the board.

Our board of directors has established no committees. Because we are not listed on a national securities exchange or an automated inter-dealer quotation system of a national securities association, we are not required to have an audit committee. Although we expect to establish an audit committee at some time in the future, we have not done so yet and we have no firm plans to do so in the near future. Since we have not established such a committee, we have not identified any member of such a committee as a financial expert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on March 12, 2008, and as adjusted after giving effect to the sale of the shares being sold in this offering for (i) each shareholder we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our “named executive officers” and directors, and (iii) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated by the footnotes below, we believe, based on the information furnished to us and subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Percentage of ownership is based on 228,571,416 shares of our common stock outstanding as of March 12, 2008.

The following table excludes any shares of our common stock which may be issued for the round up of fractional shares and the special treatment to preserve round lot shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percent of Shares Beneficially Owned Before Offering		Number of Shares Beneficially Owned After Offering	Percent of Shares Beneficially Owned After Offering
Greater than 5% Shareholders
Kunio Yamamoto [1]	126,857,134	88.8%		112,571,424	49.2%

Halter Financial Investments, L. P. [2]	14,000,000	9.8%		14,000,000	6.1%

Pinnacle Fund L.P. [3]	0	*	%	35,714,284	15.6%

Black River Small Capitalization Fund Ltd. [4]	0	*	%	33,333,333	14.6%

Ardsley Partners Fund II, LP [5]	0	*	%	16,666,665	7.3%
Directors and Executive Officers
Gao Zhen Tao [1]	0	*	%	0	*	%

Han Chengxiang [1]	0	*	%	0	*	%

Jiang Yingjun [1]	0	*	%	0	*	%

Richard Crimmins [2]	0	*	%	0	*	%

Pam Jowett [6]	35,000	*	%	35,000	*	%

All Executive Officers and Directors as a group	35,000	*	%	35,000	*	%

*	Less than 1%

(1)	Address is c/o Weifang Yuhe Poultry Co. Ltd., 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China.

(2)	Address is 12890 Hilltop Road, Argyle, TX 76226. Includes 7,571,428 shares held by Halter Financial Group, L.P.

(3)	Address is 4965 Preston Park Blvd., Suite 240, Plano, TX 75093. Includes 17,857,142 shares held by Pinnacle China Fund L.P.

(4)	Address is 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Includes 14,285,714 shares held by Black River Commodity Select Fund Ltd.

(5)
Address is 262 Harbor Drive, 4th Floor, Stamford CT 06902. Includes 178,571 shares held by Marion Lynton, 4,910,714 shares held by Ardsley Offshore Fund, Ltd. and 4,538,690 shares held by Ardsley Partners Institutional Fund, LP.

(6)	Address is 311 State Street, Suite 460, Salt Lake City, UT 84111.

DESCRIPTION OF CAPITAL STOCK

As of March 12, 2008, our authorized capital stock consisted of 500 million shares of common stock, par value $0.001 per share. As of March 12, 2008, an aggregate of 228,571,416 shares of common stock were outstanding. There are outstanding warrants to acquire 6,999,999 shares of common stock, exercisable at any time after date 6 months after March 12, 2008. There are no shares of preferred stock outstanding. A description of the material terms and provisions of our articles of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of articles of incorporation and the form of our bylaws that are filed with this filing.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the shareholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Registration Rights of Private Placement Investors

Concurrently with the execution of the Securities Purchase Agreement, we and the investors entered into a Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.4. The following summary description relating to the registration rights does not purport to be complete and is qualified in its entirety to the related agreements referenced below.

With respect to the 99,999,992 shares purchased by the investors at closing on March 12, 2008, we are required to file a resale registration statement on Form S-1 or any other appropriate form (i) within 60 days following the closing for purposes of registering the resale of these shares, (ii) within 15 days with respect to any additional registration statement, (iii) within 15 days with respect to any additional registration statements required to be filed due to SEC restrictions, (iv) within 30 days following the date on which we become eligible to utilize Form S-3 to register the resale of common stock, or (v) within 45 days following the date the 2008 make good shares or 2009 make good shares (the “Make Good Shares”) as defined in "Description of Business - Securities Purchase Agreement" are delivered by Mr. Yamamoto to the investors.

Among other things, we will be required to pay the investors liquidated damages if we fail to file a registration statement by the above filing deadlines or if we do not promptly respond to comments received from the SEC. The liquidated damages accrue at a rate of 0.5% per month of the aggregate investment proceeds received from the investors, capped at 5% of the total investment proceeds.

The Make Good Shares, when and if released from the escrow account to the investors, will also have registration rights. With respect to the Make Good Shares, we agreed to file a registration statement within 45 days following the respective delivery date of the Make Good Shares and make the registration statement effective no later than the 120th day, or the 150th day in the case that the SEC reviews and has written comments to such file registration statement that would require the filing of a pre-effective amendment thereto with the SEC, following the delivery date or the fifth trading day following the date on which we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier.

We are required to keep the registration statement(s) effective during the entire effectiveness period of the registration rights, which commences on the effective date of the registration statement and ends on the earliest to occur of (a) the second anniversary of the date the registration statement becomes effective, (b) such time as all the shares covered by such registration statement have been publicly sold by the holders of such shares, or (c) such time as all of the shares covered by the registration statement may be sold by holders without volume restrictions pursuant to Rule 144.

In addition, the investors have piggy-back registration rights, pursuant to which, if at any time during the effectiveness period of the registration rights there is not an effective registration statement covering all the securities with registration rights and we determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or S-8 or their equivalents relating to equity securities to be issued solely in connection with any acquisition of any equity issuable in connection with stock options or other employee benefit plans, then we should include the shares of the investors in to the registration statement if the investors so request. See “Description of Business - History and Background - Equity Investment by Certain Investors.”

Registration Rights of Roth Capital/ WLT Brothers

On March 12, 2008, as part of the compensation to our placement agents, Roth Capital Partners, LLC, and WLT Brothers Capital, Inc. in connection with their services under the Securities Purchase Agreement, we issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 6,999,999 shares of common stock, exercisable at any time after date 6 months after March 12, 2008. The shares of common stock issuable upon the exercise of the warrants have registration rights.

Registration Rights of Halter Financial

Pursuant to the Common Stock Purchase Agreement dated November 6, 2007 by and between us and Halter Financial Investments, L. P., upon the demand of Halter Financial Investments, L.P. and/or Halter Financial Group, L.P., we are required to file a registration statement on Form S-3 (or such other form if Form S-3 is unavailable) within 10 days covering the resale of the aggregate of 14,000,000 shares of our common stock. In addition, Halter Financial has a piggy-back registration right pursuant to which, if we decide to register any of its common stock or securities convertible into or exchangeable for our common stock under the Securities Act on a form which is suitable for an offering for cash or shares of us held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, we will include the shares of Halter Financial into the registration statement if Halter Financial so requests.

Registration Rights of Other Shareholders

Pursuant to the Common Stock Purchase Agreement, dated November 6, 2007 as referenced above, certain other former officers, directors and holders of our shares of common stock have the rights to register up to 1,575,000 shares of our common stock.

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

Anti-Takeover Provisions

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

NASDAQ Over-the-Counter Bulletin Board

Our common stock is traded in the over-the-counter market and prices are quoted on The NASDAQ Stock Market’s Over-The-Counter Bulletin Board under the symbol “FGIV.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc. Their phone number is 801.272.9294.

EXPERTS

The consolidated financial statements of Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 have been included in this filing in reliance upon the report of Child, Van Wagoner & Bradshaw, PLLC, and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The reports of Pritchett, Siler & Hardy, P.C. on our financial statements for its fiscal years ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope or accounting principles. During our fiscal year ended December 31, 2006 and 2007 and the subsequent interim periods preceding the termination, there were no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C. would have caused Pritchett, Siler & Hardy, P.C. to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On March 12, 2008, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C. as our independent auditor, effective upon the completion of the audit of financial statements of our holding company, First Growth Investors, Inc. as of and for the fiscal year ended December 31, 2007 and the issuance of its report thereon. Upon the effective date of the dismissal, we will file a separate current report on Form 8-K to disclose the effectiveness of the dismissal in accordance with Item 304(a) of Regulation S-K. A copy of the letter from Pritchett, Siler & Hardy, P.C. addressed to the SEC will also be attached by us as Exhibit 16.1 to such current report on Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Bright Stand International Limited with Child, Van Wagoner & Bradshaw, PLLC and appointed Child, Van Wagoner & Bradshaw, PLLC as our independent auditor.

During our two most recent fiscal years ended December 31, 2006 and 2005 and from January 1, 2007 to the date of this current report, we did not consult Child, Van Wagoner & Bradshaw, PLLC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that Child, Van Wagoner & Bradshaw, PLLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

RELATED PARTY TRANSACTIONS

Security Interest in Personal Real Estate. On November 9, 2006, Yuhe borrowed $266,667 from Wei Fang Han Ting Rural Credit Cooperatives Union, which was secured by a mortgage on the personal residence of Gao Zhentao, our chief executive officer. There is currently a principal balance of or $266,667 outstanding on the loan, which accrues interest at the rate of 0.6825% per month. Accrued interest on the loan is payable on a monthly basis, and all outstanding principal and interest will become due and payable on November 8, 2009.

Salary paid by the Group. Since Yuhe’s inception, the salary of our chief executive officer, Gao Zhentao, was paid by Shandong Yuhe Food Group Co., Ltd., or Yuhe Group, a PRC company based in Weifang, Shandong Province that is controlled by our chief executive officer and his brother, Gao Zhenbo. In 2007 this salary totaled $8,000.

Share Exchange Agreement Transaction Between Mr. Kunio Yamamoto and First Growth. We entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”), dated as of March 12, 2008, with Mr. Kunio Yamamoto, the sole shareholder of Bright Stand, to exchange all of the issued and outstanding shares of Bright Stand owned by him in exchange for our issuing to Mr. Yamamoto 126,857,134 unregistered shares of our common stock. As a result of the transaction, Mr. Yamamoto holds 126,857,134 shares or 88.8 % of our 142,857,134 shares of common stock then outstanding following the completion of all matters referred to above.

Loans to Former Owners of Yuhe and Taihong. Mr. Gao Zhentao, a director and former owner of Yuhe, has as of September 30, 2007 borrowed $69,458 from Yuhe. There was no interest charged on this unsecured loan, and the loan was due and payable on March 31, 2008.  Mr. Gao Zhenbo, a director of Yuhe and former owner of Taihong, has as of September 30, 2007 borrowed $50,031 from Yuhe. There was no interest charged on this unsecured loan, and the loan was due and payable on March 31, 2008. Both loans were repaid on February 19, 2008.

Loans From Companies in which Former Owner of Yuhe Served as a Director. Yuhe had as of December 31, 2006 borrowed from Weifang Hexing Breeding Co., Ltd., a company in which Mr. Gao Zhentao served as a director, a loan in the amount of $1,879,785. There was no interest charged on this unsecured loan, and the loan was repaid on June 30, 2007. Yuhe had as of December 31, 2006 borrowed from Weifang Hexing Breeding Co., Ltd., a company in which Mr. Gao Zhentao served as a director, a loan in the amount of $687,954. There was no interest charged on this unsecured loan, and the loan was repaid on June 30, 2007. Both loans were made for working capital purposes.

Loans to Companies in which Former Owner of Yuhe Served as a Director. Hefeng Green Agriculture Co., Ltd., a company in which Mr. Gao Zhentao served as a director, has cumulatively borrowed from Yuhe as of, respectively, December 31, 2006 and September 30, 2007, $66,419 and $69,069. There is no interest charged on this unsecured loan, and the loan is due and payable on December 31, 2008. Shandong Yuhe Food Co., Ltd., a company in which Mr. Gao Zhentao served as a director, has cumulatively borrowed from Yuhe as of, respectively, December 31, 2006 and September 30, 2007, $4,015,833 and $6,162,750. There is no interest charged on this unsecured loan, and the loan is due and payable on December 31, 2008. Shandong Yuhe New Agriculture Academy of Sciences, a company in which Mr. Gao Zhentao served as a director, has cumulatively borrowed from Yuhe as of, respectively, December 31, 2006 and September 30, 2007, $45,268 and $48,413. There is no interest charged on this unsecured loan, and the loan is due and payable on December 31, 2008. Weifang Hexing Breeding Co., Ltd., a company in which Mr. Gao Zhentao served as a director, has cumulatively borrowed $1,983,711 from Yuhe as of September 30, 2007. There is no interest charged on this unsecured loan, and the loan was due and payable on November 30, 2007 and on such date the loan was repaid.  Weifang Jiaweike Food Co., Ltd., a company in which Mr. Gao Zhentao served as a director, has cumulatively borrowed $63,267 from Yuhe as of September 30, 2007. There is no interest charged on this unsecured loan, and the loan was due and payable on November 30, 2007 and on such date the loan was repaid. All such loans are for made for the working capital purposes of such companies.

Providing Guarantees on Behalf of A Former Owner of Yuhe. Yuhe provided a guarantee in favor of Shandong Yuhe Food Group Co., Ltd., a former owner of Yuhe, in the amount of $2,128,399. The guarantee expired in January 2008.

Acquisition by Halter Financial. We entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares of our common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial held 14,000,000 shares or 87.5% of our 16,000,000 shares of common stock then outstanding following the completion. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21 per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial. Halter Financial is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by Halter Financial.

Equity Investment by Certain Investors. Effective March 12, 2008 First Growth closed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors. Pursuant to the terms of such Securities Purchase Agreement, such investors collectively invested approximately $18,000,000 into First Growth at the price of $0.21 per share in exchange for our issuance of 85,714,282 shares to such investors. Mr. Yamamoto also sold 14,285,710 shares of common stock to such investors for $3,000,000. Immediately following the closing of the Securities Purchase Agreement, Mr. Yamamoto owned 112,571,424 shares of our common stock, and the investors owned 99,999,992 shares of our common stock.

Agreements with Placement Agents. On March 12, 2008, as part of the compensation to our placement agent, Roth Capital Partners, LLC, in connection with their services under the Securities Purchase Agreement, we issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 6,999,999 shares of common stock, exercisable at any time after the date falling 6 months after their issuance. The warrants have a strike price equal to $0.252, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times after they are exercisable until they expire on March 12, 2011. The shares of common stock issuable upon the exercise of the warrants have registration rights. In addition, Roth Capital Partners, LLC and WLT Brothers Capital, Inc. received cash compensation in the amount of $1.47 million.

DESCRIPTION OF BUSINESS

Overview

Through our operating subsidiaries, we are a supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China, which is also commonly referred to as the “PRC” or “China”. We purchase parent breeding stock from breeder farms, raise them to produce hatchling eggs, and hatch the eggs to day-old broilers. Currently, we operate ten breeder farms and two hatcheries with a total annual capacity of 708,000 sets of breeders and 80 hatchers through our wholly owned subsidiary, Weifang Yuhe Poultry Co. Ltd., or Yuhe. Our day-old broilers are primarily purchased by broiler farms and integrated chicken companies for the purpose of raising them to market-weight broilers. Our customers are located in the ten provinces and municipal areas centered around Shandong Province. In connection with our day-old broiler business, we also operate a feed stock company named Weifang Taihong Feed Co. Ltd., or Taihong, whose primary purpose is to supply feed stock for our breeders. Our operations are conducted exclusively by our subsidiaries Yuhe and Taihong in China.

Our principal executive office is located at 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China. Our Internet address is http://www.yuhepoultry.com.

Unless otherwise noted, all historical information prior to March 12, 2008 refers to Yuhe and Taihong

History and Background

First Growth Investors, Inc.

First Growth Investors, Inc., or First Growth, was incorporated under the laws of the State of Nevada on September 9, 1997.

First Growth was formed to buy and sell vintage wines. While the initial purchase of wines was eventually resold at a profit, First Growth did not continue to be successful in this venture. This business was not successful, and operations were eventually discontinued with the final sale of inventory occurring in 2003. Since 2003 First Growth was not engaged in any substantive business activities or operations prior to the acquisition of Bright Stand described below.

We entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares of our common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial held 14,000,000 shares or 87.5% of our 16,000,000 shares of common stock then outstanding following the completion. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21 per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial.

Bright Stand International Co., Ltd.

Bright Stand International Co., Ltd., or Bright Stand, was incorporated on August 3, 2007 and it has a registered capital of $100. Bright Stand did not have any operating activities from August 3, 2007 (inception) to March 12, 2008. Kunio Yamamoto, a Japanese citizen, was the sole shareholder of Bright Stand through March 12, 2008.

Weifang Yuhe Poultry Co., Ltd.

Yuhe is the wholly owned subsidiary of Bright Stand. Yuhe was founded in March 1996 by Gao Zhentao and Xun Haoguo, with each of them owning, respectively, 60% and 40% of its equity interests. From its formation through its acquisition by Bright Stand, Yuhe was effectively controlled by Gao Zhentao, our chief executive officer. The principal business of Yuhe are breeding poultry, hatchlings and selling chicks.

Weifang Taihong Feed Co., Ltd.

Taihong was founded in May 2003 by the Yuhe Food Group Co., Ltd., or Yuhe Group, a PRC company based in Shandong Province, and Gao Zhenbo, the brother of our chief executive officer, Gao Zhentao, with Yuhe Group and Mr. Gao owning, respectively, 56.25% and 43.75% of its equity interests. Yuhe Group is an entity controlled by our chief executive officer, Gao Zhentao, and his brother, Gao Zhenbo. The principal business of Taihong is the production and sale of feed and feed additives, primarily to Yuhe. On September 14, 2007 Yuhe Group transferred all of its interests in Taihong to Yuhe in a reorganization of equity interest under common control. The 43.75% equity stake in Taihong owned by Gao Zhenbo was subsequently transferred to Bright Stand in the course of the corporate reorganization transactions described more fully below.

Corporate Reorganization Transactions

Bright Stand entered into a share transfer agreement with all the existing shareholders of Yuhe on October 18, 2007 to acquire all the equity of Yuhe with cash consideration equal to the appraised fair market value of Yuhe in the amount of RMB 81,450,400, or $11,306,522. The sellers of Yuhe included Weifang Yuhe Group, and its 56.25%-owned subsidiary, Taihong. Bright Stand obtained the approval from the Shandong Province counterpart of the Ministry of Commerce for this transaction on November 9, 2007, and the acquisition closed on January 31, 2008.

Bright Stand entered into a share transfer agreement with Gao Zhenbo, a former shareholder of Taihong on October 18, 2007 to acquire 43.75% of the outstanding equity of Taihong for cash consideration equal to 43.75% of the net asset value of Taihong in the amount of RMB 2,245,688, or $311,677. The remaining 56.25% of Taihong is owned by Yuhe. Bright Stand obtained the approval from the Shandong province counterpart of the Ministry of Commerce for this transaction on November 9, 2007, and the acquisition closed on January 31, 2008.

Effective March 12, 2008, First Growth closed an Equity Transfer Agreement with Bright Stand and Kunio Yamamoto, a Japanese person, the sole former shareholder of Bright Stand. Pursuant to the terms of the Equity Transfer Agreement we acquired all of the outstanding capital stock of Bright Stand from Mr. Yamamoto in exchange for 126,857,134 shares of our common stock. At the closing, Bright Stand became our wholly-owned subsidiary. Immediately following the closing of the Equity Transfer Agreement, Mr. Yamamoto held 126,857,134 shares of our common stock.

There is no direct or indirect connection between Mr. Yamamoto and the former shareholders of Yuhe and Taihong. The acquisitions of Yuhe and Taihong by Bright Stand closed on January 31, 2008 after obtaining the relevant approval from the Shandong Province counterpart of the Ministry of Commerce. There is no direct or indirect connection between Mr. Yamamoto and the former shareholders of First Growth.

Equity Investment by Private Placement Investors

On March 12, 2008, we consummated with certain accredited investors (the “Investors”) a private placement of our common stock for an aggregate purchase price of approximately $18,000,000. Mr. Yamamoto also sold 14,285,710 shares of common stock to the Investors in the same transaction. These securities were offered and sold in the private placement without registration under the Securities Act of 1933 (the “Securities Act”), in reliance on an exemption from registration under Regulation D, Section 506, Section 4(2) and Section 4(1) of the Securities Act.

The agreements we entered into with the Investors includes a Securities Purchase Agreement, a Registration Rights Agreement, Make Good Escrow Agreements and various ancillary agreements and certificates, disclosure schedules and exhibits in connection therewith. The following is a summary of their material terms.

Securities Purchase Agreement

Among other things, under the Securities Purchase Agreement, Mr. Yamamoto will deliver a certain number of shares of our common stock owned by him to the investors pro-rata in accordance with their respective investment amount for no additional consideration if: (i) our after tax net income for our fiscal year ending on December 31, 2008 is less than $9,000,000 and fiscal year ending on December 31, 2009 is less than $12,350,000; and (ii) our earnings per share reported in the fiscal year ending on December 31, 2009 is less than $0.74 on a fully diluted basis (the “Low Performance Events”). Mr. Yamamoto has placed an aggregate of 49,411,763 shares of common stock (“Make Good Shares”) into an escrow account pursuant to the terms of the Make Good Escrow Agreement by and among us, Mr. Yamamoto, the Investors and the escrow agent named therein. In the event we do not achieve the Targets in 2008 and 2009, Make Good Shares will be conveyed to the Investors pro-rata in accordance with their respective investment amount for no additional consideration. In the event that the foregoing Low Performance Events do not occur, the Make Good Shares will be transferred to Mr. Yamamoto.

Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

(a) Board of Directors. Within 180 days following the closing, we are required to nominate a minimum of five members to our Board of Directors, a majority of which must be “independent,” as defined under the Nasdaq Marketplace Rules, and to take all actions and obtain all authorizations, consents and approvals as are required to be obtained in order to effect the election of those nominees.

(b) Chief Financial Officer. Within 180 days following the closing, we are required to hire a chief financial officer (“CFO”) who is a certified public accountant, fluent in English and familiar with US GAAP and auditing procedures and compliance for US public companies.

(c) Investor Relations Firm. Within 60 days following the closing, we are required to hire one of the following investor relations firms: CCG Elite, Hayden Communications or Integrated Corporate Relations.

In connection with the above three post-closing covenants, we have deposited an aggregate of $1,750,000 ($750,000 as board holdback escrow amount, $750,000 as CFO holdback escrow amount, and $250,000 as investor relations firm holdback amount) from the gross proceeds of the private placement in the escrow account pursuant to the Holdback Escrow Agreement by and among us, the investors and the escrow agent named therein. In the event we fail to comply with any of the above covenants in a timely fashion, we will incur liquidated damages of 1% on a daily pro-rata basis for any portion of a month of the gross proceeds of the private placement, or 2% if we suffer a holdback event relating to Board of Directors or CFO in a 30-day period, to be subtracted from the holdback escrow fund, until its compliance with such covenants.

Registration Rights Agreement

With respect to the 85,714,282 shares issued to the investors at closing on March 12, 2008, we are required to file a resale registration statement on Form S-1 or any other appropriate form (i) within 60 days following the closing for purposes of registering the resale of these shares, (ii) within 15 days with respect to any additional registration statement, (iii) within 15 days with respect to any additional registration statements required to be filed due to SEC restrictions, (iv) within 30 days following the date on which we become eligible to utilize Form S-3 to register the resale of common stock, or (v) within 45 days following the date the Make Good Shares are delivered by Mr. Yamamoto to the investors. Among other things, we will be required to pay the investors liquidated damages if we fail to file a registration statement by the above filing deadlines or if we do not promptly respond to comments received from the SEC. The liquidated damages accrue at a rate 0.5% per month of the aggregate investment proceeds received from the investors, capped at 5% of the total investment proceeds.

Lockup Agreement

We and Mr. Yamamoto entered into a lockup agreement, pursuant to which Mr. Yamamoto irrevocably agrees from and after the date of such agreement and through and including the two year anniversary of March 12, 2008, that he will not offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of his shares (including any securities convertible into, or exchangeable for, or representing the rights to receive) or engage in any short sales with respect to any security issued by us.

Corporate Structure

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a Nevada corporation which owns 100% of the securities of Bright Stand, which in turn owns 100% of the securities of Yuhe and Taihong.

Mr. Kunio Yamamoto, Pinnacle Fund, L.P., Black River Small Capitalization Fund Ltd., Ardsley Partners Fund II, LP and Halter Financial Investments, L.P. are our significant shareholders. As of March 12, 2008, Mr. Yamamoto owned 49.2%, Pinnacle Fund, L.P. owned 15.6%, Black River Small Capitalization Fund Ltd. owned 14.6%, Ardsley Partners Fund II, LP owned 7.3% and Halter Financial Investments, L.P. owned 6.1% of the total outstanding shares of our common stock.

The following chart depicts our organizational structure:

Our Business: Day-Old Broilers

Our business is part of the commercial broiler supply chain, which is illustrated below.

The figure above illustrates the entire supply chain of broiler chickens. Day-old broilers are one-day-old broilers that are sold to broiler raisers. Day-old broilers sold by our wholly owned subsidiary, Yuhe, are our primary source of revenue.

We purchase parent breeding chickens from grandparent breeder farms and raise them to maturity. Once these parent breeding chickens have matured, they produce hatching eggs that we incubate and then sell the resulting day-old broilers chicks to our customers.

Under normal circumstances, female parent breeder chickens become productive from the 26th week, and are no longer commercially productive after the 66th week. Typically a breeder is capable of producing 137 hatching eggs over its production lifetime and the breeders are maintained by us for a period of 420 days. We source our parent breeder chickens from licensed suppliers located in Beijing, and Shandong and Jiangsu provinces and these suppliers are required to have a vaccination certificate and a breeder production certificate for the sale of the breeders. Our hatching eggs typically must be incubated for a period of 21 days.

The following figure shows the production timeline in the broiler business. At least 28 weeks usually pass from our receipt of a day-old parent breeder to our sale of the first day-old broiler.

We operate in two elements of the broiler supply chain: day-old broiler production and feed production. These activities are operated under two separate subsidiaries, Yuhe and Taihong, respectively.

In the first 9 months of 2007, Yuhe generated 96.2% of our revenue through sales of live day-old broiler chicks. Taihong’s sale of feed to unaffiliated third parties generated 1.3% and the remaining 2.5% came from our sale of retired breeding stock. Taihong is also the primary supplier of feed to Yuhe. In addition to selling day-old broilers, we also sell related chicken products, non-productive parent breeders, and a small amount of feed for livestock and poultry. While we produce substantially all of our inventory of hatching eggs through our own parent breeders, we occasionally purchase additional hatching eggs from unaffiliated third parties to meet market requirements.

The Day-Old Broiler Industry in China; Competition

The market for day-old broilers in China is highly fragmented. Shandong Province has the highest number of day-old broilers in China.

Day-old broilers are very weak physically and need to be transported in closely controlled temperature conditions during delivery. Therefore, producers of broiler chicks usually only sell locally or to surrounding areas, which limits our current effective sales market and competition to North China.

Shandong Minhe, also located in Shandong Province, is one of our major competitors for sales of day-old broilers. They are slightly larger than us in terms of their annual day-old broiler production volume. Another regional competitor of ours is Jilin Deda, which is located in Jilin Province in north-eastern China and is smaller than us in terms of annual day-old broiler production volume. However, Jilin Deda is an integrated chicken company, so it does not generally sell day-old broilers to unaffiliated third parties.

We compete against our competitors based on product quality and our after-sales services and extensive marketing network. Our “Yuhe” brand has been named by the Shandong Province Administration of Industry and Commerce as a “Well Known Brand”. Yuhe was also recognized as a leading agricultural company by eight national authorities in China in 2004. Yuhe was certified as ISO9001:2000 compliant for quality management systems. We provide our customers with a guaranteed 98% survival rate of our day-old broilers, and 24 hour service hotline. We have sales representatives in every district of Shandong Province. Although our prices are higher than that of our competitors, we typically lower our price by RMB 0.1 to 0.2 per day-old broiler in order to attract new customers.

Breeder Supply

Yuhe’s suppliers in 2006 and 2005 were as follows:

	2006
Suppliers	Amount	% of
	($ ‘000)	Total
Wang Xing You	725.33	6.02%
Beijing AA Company	394.81	3.28%
Lu Xue Si	346.07	2.87%
Beijing Kangmu	266.72	2.21%
Shandong Koufu Grain and Oils Co., Ltd.	263.21	2.19%
Mao Shen Ling	255.32	2.12%
Jia Yu Ling	246.43	2.05%
Weifang city Economic Development Company	196.39	1.63%
Shouguang City Xingchang Coal Company	158.47	1.32%
Zhang Chun Mao	149.28	1.24%
Total		24.93%

	2005
Suppliers	Amount	% of
	($ ‘000)	Total
Yantai Yisheng Company	1,004.324	7.49%
Changba Shunda Company	642.511	4.80%
Beijing Kangmu Company	331.483	2.47%
Weifang Foreign Trade	274.167	2.05%
Zibo Xiangyang Chemicals Company	262.833	1.96%
Qingdao Jimo Lungquan Packaging Company	202.790	1.51%
Dalian Huiming Company	164.281	1.23%
Zhengxiang Electronics Company	156.345	1.17%
Yantai Yihai Company	154.194	1.15%
Shouguang Yongtai Company	146.418	1.09%
Total		24.92%

Operations

The main raw materials needed for the production of our day-old broilers are parent breeders, feed, and medicines and vaccines. Yuhe purchases parent breeders from multiple suppliers. As a result of the massive slaughter of poultry in 2006 due to an outbreak of avian influenza, parent breeders are currently in short supply in China. However we have historically been able to procure adequate stocks of parent breeders with a 5-8% discount from our principal suppliers as a result of our eight- to ten-year relationship with them and our large, stable orders. We purchase our parent breeders from our long-term suppliers in Shandong Province.

Taihong sells breeder feed to Yuhe at cost, and these supplies have historically accounted for all of Yuhe’s feed requirements. The main raw materials for Taihong’s feed are corn, soybean meal and nutritional elements for feed production. Taihong purchases feed ingredients from numerous sources, but primarily from wholesalers who collect the feed ingredients directly from farmers. Taihong’s feed is produced in three separate phases. First, pre-mix feed is produced from micro-nutritional elements, such as vitamins and minerals. Second, concentrate feed is mixed by blending pre-mix feed and protein such as soybean meals. Finally, whole feed is produced by mixing concentrate feed, corn and soybean meal. Every raw material Taihong uses has more than three suppliers. Taihong is not a large purchaser in the market for these materials, so to strengthen its bargaining power, Taihong will sometimes cooperate with other purchasers to place joint orders. We believe that our sources of supply for these materials are adequate for our present needs and do not anticipate any difficulty in acquiring these materials in the immediate future.

We obtain our medicines from suppliers in Beijing and Shandong, and our vaccines locally in Harbin, Heilongjiang Province and from foreign companies in the United States and Israel. Every such material we use has more than three suppliers.

We consider the health of our flocks to be our primary concern, and as such, we undertake vaccination programs for our birds. Every breeder is vaccinated with at least ten types of vaccine, including those against avian flu. Our birds are raised in enclosed buildings, not in the open where they would be more prone to exposure to potential disease carriers. Our breeder farms are also distributed among various locations at least five kilometers from each other so as to minimize the risks of co-infection. None of our birds have been infected with the H5N1 virus, and no cases of H5N1 have been found in Shandong Province, where our farms are located. We are also one of the few companies in China to immunize our embryos using the Inovoject® system provided by Embrex, Inc.

Yuhe was certified as ISO9001:2000 compliant for quality management systems on May 8, 2003.

Customers and Distribution

Through Yuhe, our customers are principally comprised of integrated chicken companies, broiler raising companies and individual broiler raisers. Most of our day-old broilers are sold through third-party distributors. 45% of our sales volume consists of sales to customers with whom we have had a sales relationship for at least five years.  We anticipate that we will use a penetration pricing strategy when first entering a new geographic area. Historically our penetration price has been RMB 0.1 to RMB 0.2 per chick lower than our list price, which was still higher than the prevailing market price in the market we were seeking to enter.

For the remaining feed produced by Taihong that are not sold to Yuhe, Taihong retains sales agents in various key locations to sell the feed. Because Taihong’s excess feed production is not large, its feed is sold primarily in Shandong Province.

As a part of our after-sales service and customer relations initiative, we regularly visit our customers to educate them on broiler-raising techniques, conduct regular training courses and provide them with a 24-hour help line. We also provide guarantees to our customers that the survival rate of our day-old broilers will be not less than 98%. Partly as a result of these initiatives, to date we have been able to sell our day-old broilers at prices higher than the prevailing market price.

Sales to Yuhe customers in 2006 and 2005 were as follows:

	2006
Customers	Amount	% of
	($ ‘000)	Total
Wang Jian Po	1,478.15	10.63%
Li Chuan Wan	1,393.92	10.03%
Wei Yun Chao	1,207.57	8.69%
Tian Li Qiu	789.73	5.68%
Mi Rui Xiang	626.06	4.50%
Wang Jia Zhong	609.54	4.38%
Yang Lun Hao	486.11	3.50%
Zhang Song Tang	409.40	2.95%
Ya Tai Zhong Hui Company	384.79	2.77%
Hao Sheng Lin	380.89	2.74%
Total		55.87%

	2005
Customers	Amount	% of
	($ ‘000)	Total
Pingyi Liuhe Company	1,083.232	6.51%
Li Yu Bao	928,739	5.58%
Li Chuan Wan	749.400	4.52%
Wei Yun Chao	583.363	3.51%
Liu Tian Bao	470.555	2.83%
Zhang Song Tang	428.795	2.58%
Tengchou Merchants Company	392.042	2.36%
Mi Rui Xiang	356.616	2.14%
Wang Jia Zong	326.967	1.96%
Total		31.99%

Employees

As of October 31, 2007, Yuhe and Taihong had 952 full-time employees. Among these full-time employees, 80 employees, who are key technical and operational personnel, have directly signed employment contracts with us. The remaining employees who are unskilled workers have signed their employment contracts with Weifang Chuangfu Labor Co., Ltd., an outside labor contracting company that provides employees to meet our staffing needs. We compensate the employees of Weifang Chuangfu Labor Co., Ltd. directly for the services that these employees render to us and we pay Weifang Chuangfu Labor Co., Ltd. a yearly service fee. First Growth and Bright Stand have no employees.

R&D and Intellectual Property

Yuhe and Taihong have not made any R&D expenditure in the last two fiscal years.

Yuhe is the registered owner of a PRC trademark consisting of the stylized Chinese characters “Yu He” and accompanying logo in live agricultural products. Through a license agreement with Yuhe, Taihong has the license to use the same trademark. Yuhe and Taihong have no other patents, trademarks, other licenses, franchises, concessions or royalty agreements.

Environmental Laws

Our breeders farms are located in rural areas where there are no specific requirements imposed on us by relevant environmental protection agencies. Fecal wastes are treated and converted by us to fertilizers and sold to farmers. Yuhe and Taihong have never been penalized by any environmental protection agencies. We therefore do not incur any significant environmental law compliance costs.

Governmental Approvals

The production activities of Yuhe and Taihong are primarily regulated by the Farming Bureau of Shandong Province. Yuhe is required to have a production permit issued by the Farming Bureau of Shandong Province and an immunization certificate issued by the Farming Bureau of Hanting District in Weifang. Taihong is required to have a production permit issued by the Farming Bureau of Shandong Province. Yuhe and Taihong have obtained each of the above mentioned permits and certificates and all of these are currently valid and effective.

Generally, the primary breeder stock is imported and the import volume is closely controlled by the PRC government. We have not seen an increasing trend of the import volume.

Yuhe is currently entitled to an exemption from Chinese enterprises income tax, or EIT, due to the fact that Yuhe has been recognized as “a national leading agricultural enterprise”. In accordance with the relevant regulations regarding the tax exemption, Yuhe is tax-exempt as long as continues to be recognized as “the national leading agricultural enterprise”. On January 31, 2008, the Chinese operating subsidiaries Yuhe and Taihong were acquired by Bright Stand. As a foreign-invested enterprise, Yuhe cannot enjoy the tax exemption policy mentioned above, and Yuhe will be subject to Chinese EIT of 33% commencing from January 31, 2008. On March 16, 2007, the National People’s Congress of the PRC adopted a new corporate income tax law, which unifies the scope of application, the tax rate, the tax deduction and preferential policy for both domestic and foreign-invested enterprises. The new corporate income tax law will come into effect on January 1, 2008 and the applicable income tax rate for our operating subsidiaries may be subject to 25% after the effective date of the new corporate income tax law.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Demand for our day-old broilers generally decreases in May and June. Since our ultimate clients are mostly farmers and the second quarter is their busy season for reaping, farmers have little idle time to raise broilers during these months.

The other low season for our products is from the second half of December to the first half of January, which we believe is caused by a Chinese cultural taboo on animal slaughter during the Chinese New Year holiday, which occurs between late January and early February. Because it usually takes approximately 45 days for a day-old broiler to reach market weight, we experience reduced demand for our day-old broilers during the period from 30 to 60 days prior to the Chinese New Year holiday period. In addition, since most farmers are likely to rest during the Chinese New Year holiday, rather than work, February would be another low season for our products.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy our filings, proxy statements and other information at the SEC’s Public Reference Room at 100F St., N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

This filing does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this filing as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.

Our Internet address is http://www.yuhegroup.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

You should read the following description of our results of operations and financial condition in conjunction with the section above titled “Risk Factors” and Yuhe’s consolidated audited financial statements presented in this filing. Unless otherwise specified, all dollar amounts are in U.S. dollars.

Forward-Looking Statements

Overview

We are in the middle of the broiler chicken supply chain. We purchase baby parent breeding stocks from primary breeder farm, raise them for hatching eggs and sell live day-old broilers to the market. Our business segment along the broiler supply chain has the highest margin along the supply chain. We produce high quality day-old broilers supported by our know-how in feed ingredient composition, immunization system and breeding techniques gained through over a decade experience.

Unless otherwise noted, all dollar figures provided herein are translated into United States Dollars from Renminbi at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Unless otherwise noted, all historical financial information prior to March 12, 2008 refers to Yuhe and Taihong.

Key Components of Our Results of Operations

Revenues

We generate revenues from our sales of day-old broiler chicks, our sales of the retired breeding stocks and animal feed through our wholly owned subsidiaries in The Peoples Republic of China, Weifang Yuhe Poultry Co. Ltd., or Yuhe, and Weifang Taihong Feed Co. Ltd., or Taihong.

Revenues attributable to sales of day-old broiler chicks accounted for 81.26% of our revenues in 2006 and 96.19% of our revenues in 2007. Revenues attributable to sales of animal feed accounted for 8.51% of our revenues in 2006 and 1.33% of our revenues in 2007, while revenues attributable to our sales of the retired breeding stocks accounted for 10.23% of our revenues in 2006 and 2.48% of our revenues in 2007. Total revenues attributable to sales of animal feed and the retired breeding stocks are expected to constitute less than 10% of our annual revenues for the foreseeable future.

We expect to continue to generate a significant portion of our revenue growth from existing customers who consistently purchase our products over time. We also expect to continue our efforts to attract new customers to purchase our products in our existing geographic markets and new markets.

Operating expenses

Cost of Revenue. Cost of revenues consists primarily of cost of breeding stocks, cost of corn and soybean, cost of vaccine, employee remuneration for staff engaged in production activity, use of water, gas and electricity, and depreciation and related expenses that are directly attributable to the production of products.

The most significant factors that directly or indirectly affect our cost of revenues are as follows:

•	Availability and price of corn and soy; and

•	Availability and price of breeding stocks

Corn and soybean are the key materials for making feedstuff, which accounted for approximately 60% of cost of our day old broilers. We are located in Shandong province, which is the largest corn and soybean production base in China. In addition, both corn and soybean’s price have increased dramatically in the past few years. Corn’s average price was approximately $181 per metric ton in 2006 and increased to approximately $220 per metric ton in 2007, while soybean average price was approximately $316 per metric ton in 2006 and increased to approximately $380 per metric ton in 2007.

We have long-term relationships with our parent breeding stock suppliers. Breeding stock’s prices have experienced fluctuation in the past few years and the price increased for the nine months ended September 30, 2007 and decreased slightly for the three months ended December 31, 2007. Its average price was approximately $3.3 per bird in the nine months ended September 30, 2007 and decreased to approximately $2.6 per bird during the last quarter of 2007.

Selling Expenses. Selling expenses consist of packaging expenses, payroll and traveling expenses. The packaging expense is the key factor affecting our selling expenses from period to period. We expect our selling expense to grow in absolute amounts for the foreseeable future as we further increase our sales.

General and Administrative Expenses. General and administrative expenses consist primarily of employee remuneration, professional fees, payroll taxes and benefits, general office expenses, depreciation and bad debt expenses. We expect general and administrative expense to continue to increase in absolute amounts. Being a publicly traded company, we will incur additional expenses related to costs of compliance with securities laws and other regulations, including increased audit and legal fees and investor relations expenses.

Interest Income. Interest income mainly refers to the interest generated by the company’s deposits in bank. We do not expect any material changes on interest income in the near future.

Interest Expenses.  Interest expenses consist primarily of interest on bank loans. We will continue to roll over the loans as they come due and maintain the current level of debt going forward. An increase in bank loan interest rates by the Chinese government is expected in the coming year, and as a result slightly higher interest expenses will be incurred during the next year.

Income Taxes. Our operating subsidiaries are located in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for outstanding poultry company, the company is entitled to a tax exemption. In December of 2007, the PRC government announced the elimination of income taxes on poultry producers, effective as of January 1, 2008. We expect that there is no net income tax incurred in the coming year.

Key Operating Metrics

	FY05	FY06	9 months ended Sep 30, 2006	9 months ended Sep 30, 2007
Price per day old broiler Approx.	0.23	0.24	0.18	0.49
Sales of day old broilers ('000 birds)	57,141	48,895	37,211	32,142
Revenue (day old broilers)	12,947	11,860	6,771	15,597
Revenue (retired breeding stocks)	1,568	1,495	1,275	402
Revenue (Feed)	2,304	1,241	1,036	216
Total Revenue	16,819	14,596	9,082	16,215

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.

We have identified the following critical accounting policies that we believe are essential to an understanding of our consolidated financial statements. These accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

(a) Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost and net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition.

(b) Trade Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(c) Plants and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	1 - 10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(d) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(e) Revenue recognition

Net revenue is recognized when customer takes delivery and acceptance of products, the price is fixed or determinable as stated on sales contract, and the collectibility is reasonably assured. Customers do not have a general right of return on products delivered.

(f) Income Tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

(g) Retirement Benefit Plans

The employees of Yuhe and Taihong are members of a state-managed retirement benefit plan operated by the government of the PRC. Yuhe and Taihong are required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of Yuhe and Taihong with respect to the retirement benefit plan is to make the specified contributions.

(h) Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates

(i) Recent accounting pronouncements

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The management of the Company does not anticipate that the adoption of this standard will have a material impact on our financial statements.

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008. The management of the Company does not anticipate that the adoption of this standard will have a material impact on our financial statements.

Results of Operation

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our revenues.

All amounts, other than percentages, in U.S. dollars

	Nine months ended September 30		Nine months ended September 30 (%)
	2007	2006	2007	2006
Net revenues	16,215,151	9,082,394	100.00%	100.00%
Cost of sales	-9,185,871	-11,494,790	-56.65%	-126.56%
Gross profit	7,029,280	-2,412,396	43.35%	-26.56%

Operating expenses:
Selling	-261,859	-461,229	-1.61%	-5.08%
General and administrative	-964,180	-969,873	-5.95%	-10.68%
Operating (loss) income	5,803,241	-3,843,498	35.79%	-42.32%

Interest income	608	9,442	0.00%	0.10%
Government grant	-	-	0.00%	0.00%
Profit(loss) on disposal of Fixed assets	-	-70,087	0.00%	-0.77%
Interest expenses	-691,048	-708,481	-4.26%	-7.80%
Investment gains/(losses)	-100,492	-106,915	-0.62%	-

Income before income taxes	5,012,309	-4,719,539	30.91%	-51.96%

Income taxes	-	-	100.00%	100.00%

Net income(loss) before minority interests	5,012,309	-4,719,539	30.91%	-51.96%

Minority interests	37,641	19,196	0.23%	0.21%

Net Income(Loss)	5,049,950	-4,700,343	31.14%	-51.75%

	Years ended December 31		Years ended December 31 (%)
	2006	2005	2006	2005
Net revenues	14,595,716	16,819,147	100.00%	100.00%
Cost of sales	-15,483,641	-12,497,672	-106.08%	-74.31%
Gross profit	-887,925	4,321,475	-6.08%	25.69%

Operating expenses:
Selling	-430,122	-535,674	-2.95%	-3.18%
General and administrative	-1,279,238	-1,473,531	-8.76%	-8.76%
Operating (loss) income	-2,597,285	2,312,270	-17.79%	13.75%

Interest income	9,553	1,417	0.07%	0.01%
Government grant	-	40,203	0.00%	0.24%
Profit (loss) on disposal of fixed assets	172,314	-75,774	1.18%	-0.45%
Interest expenses	-971,785	-832,788	-6.66%	-4.95%
Investment gains/(losses)	-152,521	-165,311	-	-

Income before income taxes	-3,539,724	1,280,017	-24.25%	7.61%

Income taxes	-	-	0.00%	0.00%

Net income(loss) before minority interests	-3,539,724	1,280,017	-24.25%	7.61%

Minority interests	-68,387	87,019	-0.47%	0.52%

Net Income(Loss)	-3,608,111	1,367,036	-24.72%	8.13%

Nine months Ended September 30, 2007 Compared to Nine months Ended September 30, 2006

Sales Revenue. Sales revenue increased $7.13 million, or 78.53% to $16.21 million for the nine months ended September 30, 2007 from $9.08 million for the same period in 2006. This increase was mainly attributable to increased average selling price of our day-old broilers. Although our sales volume of day old broilers decreased from 37.21 million birds, or 13.71%, during the nine months ended on September 30 2006 to 32.14 million birds during the nine months ended on September 30 2007, the average selling price of day-old-broiler increased dramatically from approximate $0.18 per bird for the nine months ended September 30, 2006 to $0.49 per bird for the same period in 2006, resulting in an increase in sales revenue for the nine months ended September 30, 2007. The price growth was primarily the result of the increase in the general demand for high-grade day-old broilers in North China, which in turn was largely driven by the substantial economic growth that China continued to experience in the nine months ended September 30 2007 and the consequent shortage of broilers in the market. The outbreak of avian flu in 2006 hit the poultry industry badly and the market started to rebound at the beginning of 2007, resulting in a huge demand for our day old broilers. Most primary breeder stock is imported and the import volume is closely controlled by the PRC government. We have not seen an increasing trend of the import volume. Considering the minimal time period of 56 weeks from primary breeder stock to marketable day-old broilers, the strong market is expected to last in the foreseeable future.

In response to these recent increases in consumer demand, we increased our maximum parent breeder stock manufacturing capacity to approximately 0.72 million sets by October 2007. We anticipate that North China’s strong economic growth will continue in 2008 and believe that this growth will drive a strong demand for high-grade, day-old broilers. In response to this strong demand in the market, we hope to increase our market share by increasing capacity in the next couple of years.

Our increased revenue from sales of day-old broilers was partially offset by a decrease in our sales of retired breeding stocks, which decreased $0.87 million, or 68.5%, to $0.40 million for the nine-months ended September 30, 2007 from $1.27 million for the same period in 2006. Our sales of retired breeding stocks in 2006 were made in response to the effects of an outbreak of avian influenza in China in 2006 and we do not expect such sales to generate a significant portion of our income in the future.

Since almost all the products of Taihong is supplied to its sister company, Yuhe, the revenue contributed from Taihong’s external sales comprised only a 1.33% of our total revenues in the nine months ended September 30, 2007 and 11.4% of our total revenues in the nine months ended September 30, 2006, and are expected to constitute less than 10% of our annual revenues for the foreseeable future.

Cost of Revenue. Our cost of revenue decreased $2.31 million, or 20.09% to $9.18 million for the nine months ended September 30, 2007 from $11.49 million during the same period in 2006. This decrease was mainly due to the decrease of the sales volume discussed above. Since the primary breeder stock is imported and the import volume is closely controlled by the PRC government, we expect that the price of parent breeding stocks will increase slightly in the coming year, compared to the current price of breeding stocks. Since the breeding stocks account for only approximately 7% of cost per day old broiler, the slight increase in breeding stocks price has little effect on the cost of revenue going forward.

Selling Expenses. Our selling expenses decreased $ 0.20 million, or 43.23%, to $0.26 million for the nine months ended September 30, 2007 from $0.46 million for the same period in 2006. The selling expenses consist of packaging expenses, payroll and traveling expenses. The decrease in selling expenses was primarily due to the decreased sales volume and more efficient controls of our payroll and traveling expenses for the staff in our marketing department for the nine months ended September 30 2007.

General and Administrative Expenses. Our general and administrative expenses decreased $0.01 million to $0.96 million for the nine months ended September 30, 2007 from $0.97 million for the same period in 2006. As a percentage of sales revenue, general and administrative expenses decreased to 5.95% for the nine months ended September 30, 2007 from 10.75% for the same period in 2006. The percentage decrease was mainly attributable to more efficient controls of our general and administrative expenses.

Interest expenses. The interest expenses decreased $0.02 million to $0.69 million for the nine months ended September 30, 2007 from $0.71 million for the same period in 2006. Interest expenses consist primarily of interest on bank loans. Since we continued to roll over the loans as they come due in the past two years, the interest on bank loans for the nine months ended September 30, 2007 is almost keep the same level as the one for the nine months ended September 30, 2006. The minor different interest expenses between the nine months ended September, 2007 and the nine months ended September, 2006 was mainly due to foreign currency translation.

Provision for Income Taxes. Yuhe was entitled to an exemption from Chinese enterprises income tax (EIT), due to the fact that Yuhe has been recognized as “the national leading agricultural enterprise”. In accordance with the relevant regulations regarding the tax exemption, Yuhe is tax-exempt as long as it recognized as “the national leading agricultural enterprise”. Yuhe incurred nil income tax expense for the nine months ended September 30, 2007 and 2006, due to the tax exemption policy mentioned above.

In December of 2007, the PRC government announced the elimination of income taxes on poultry producers, effective as of January 1, 2008.

In accordance with the relevant tax laws and regulations of PRC, our other PRC subsidiary Taihong is subject to the enterprise income tax rate of 33%. Since Taihong has been operating at a loss, there was no tax expenses incurred for the periods indicated above.

Net Income Net income, without including the foreign currency translation adjustment, increased $9.73 million, to $5.01 million for the nine months ended September 30, 2007 from net loss of $4.70 million for the same period in 2006, as a result of the factors described above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Revenue. Sales revenue was $14.60 million in the year ended December 31, 2006, compared to $16.82 million in the year ended December 31, 2005, representing a decrease of $2.22 million, or 13.22%. The decrease in our sales revenue was primarily the result of a decrease in sales of day-old broilers from approximately 57.14 million units in the year ended December 31, 2005 to approximately 48.90 million units in the year ended December 31, 2006, representing a 14.42% decrease. The decrease in sales was primarily due to the effect of the outbreak of avian flu in China during the year ended December 31, 2006. As the government has implemented a series of immunity measure to prevent and control outbreaks of avian influenza, we believe that risk of another avian influenza outbreak in China has decreased.

In addition to the decrease in sales of day-old broiler, the decrease in our revenue was also attributable to the decrease sales of animal feed from $2.30 million of revenue in 2005 to $1.24 million in 2006. During the year ended December 31, 2006, we put more effort on our poultry company and lowered the external sales of animal feed to keep in line with our development strategy.

Cost of Revenue. Cost of revenue was $15.48 million in the year ended December 31, 2006, compared to $12.50 million in the year ended December 31, 2005, representing an increase of $2.98 million, or 23.89%. Following a decrease in the market price of day-old broilers following the outbreak of avian influenza in 2006, we retired a large quantity of breeding stocks which were still in productive period to cut the cost. However, the previous costs of these retired breeding stocks had already been incurred so despite these cost-cutting efforts our cost of revenue nevertheless increased during the year ended December 31, 2006.

Selling Expenses. Selling expenses were $0.43 million in the year ended December 31, 2006, compared to $0.54 million in the year ended December 31, 2005, representing a decrease of $0.11, or 19.70%. The decrease in selling expenses was primarily due to the decreased sales volume. In addition, we reduced the number of personnel in our marketing department by 7 positions in 2006, resulted in a decrease in payroll expenses allocated to this line item.

General and Administrative Expenses. General and administrative expenses were $1.28 million in the year ended December 31, 2006, compared to $1.47 million in the year ended December 31, 2005, representing a decrease of $0.19 million, or 13.19%. The decrease was mainly attributable to more efficient controls of our general and administrative expenses, which were achieved by reducing the number of employees in our administration department by 20 positions during the nine months ended December 31, 2006, resulting in a decrease in the payroll expenses.

Interest income. Our interest income increased $8,136 to $9,553 for the year ended December 31, 2006 from $1,417 for the same period in 2005. During the year ended December 31, 2006, the amount of cash deposit with financial institutions was greater than in 2005, and therefore more interest income was generated.

Interest expenses. Interest expenses increased $0.14 million to $0.97 million for the year ended December 31, 2006 from $0.83 million for the same period in 2005. The increased interest expense was mainly attributable to an increase in bank loan interest rates by the Chinese government several times in 2006.

Provision for Income Taxes. Yuhe incurred no income tax expense for the year ended December 31, 2006 and 2005, due to the EIT exemption policy described above. Taihong was subject to the enterprise income tax rate of 33% throughout both periods, but because Taihong operated at a loss in 2005 and 2006, there was no tax expenses incurred for the period indicated above.

Net Income. Net income, without including the foreign currency translation adjustment, decreased $4.82 million to $3.61 million net loss for the year ended December 31, 2006 from $1.28 million net income for the same period in 2005, as a result of the factors described above.

Cash Flow Analysis

The following table presents a summary of our cash flows and beginning and ending cash balances for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 (unaudited):

	For the Fiscal Year Ended December 31,		For the nine month period ended September 30,
	2005	2006	2006	2007
	(all amounts in U.S. dollars)
Net cash provided by (used in) operating activities	$4,393,535	$2,837,795	$1,598,262	$4,826,266
Net cash provided by (used in) investing activities	$-4,644,863	$-575,700	$-901,224	$-2,568,008
Net cash provided by (used in) financing activities	$574,632	$2,153,324	$-1,008,570	$-2,773,554
Effect of foreign currency translation on cash and cash equivalents	$8,008	$16,614	$2,602	$11,243
Net cash Flow	$331,312	$125,385	$-308,930	$-552,053
Cash and cash equivalents at beginning of period	$106,365	$437,677	$437,677	$563,062
Cash and cash equivalents at end of period	$437,677	$563,062	$128,747	$41,009

Operating Activities. Net cash provided by operating activities was $4.83 million for the nine months ended September 30, 2007, an increase of $3.23 million, or 201.88% from the $1.60 million net cash provided by operating activities for the same period in 2006. Such increase of net cash provided by operating activities was primarily attributable to a $9.75 million net income increase to $5.05 million for the nine months ended September 30, 2007 from the net loss of $4.70 million for the nine months ended September 30, 2006. The positive operating cash flow for the nine months ended September 30, 2006 is mainly due to an additional $1.02 million written off of inventories and a $3.92 million increase in accounts payables, which was partially offset by the net loss of 4.70 million for the nine months ended September 30, 2006. The net loss for the nine months ended September 30, 2006 was mainly due to the outbreak of avian flu in China during the nine months ended September 30, 2006. Due to the depressed market condition for the nine months ended September 30, 2006, the Company retired a large amount of breeding stocks which caused $1.02 million inventories written off and increased the accounts payables to keep the enough cash flow for the operations. The increase in operating cash flow for the nine months ended September 30, 2007 is mainly attributable to the net income of $5.05 million, which was partially offset by a $1.27 million increase in advances to suppliers. During the nine months ended September 30, 2007, as the market condition was gradually getting better and market demand of our products increased, we purchased more breeding stock to ensure sufficient supply for the surging demand for the day old broilers in the market. As a result, the advances to our suppliers increased significantly during the nine months ended September 30, 2007.

Net cash provided by operating activities was $2.84 million in the year ended December 31, 2006, compared to $4.39 million provided by operating activities in the year ended December 31, 2005, representing a decrease of $1.55 million net cash provided by operating activities. The decreased cash flow provided by operating activities for the year ended December 31, 2006 was primarily due to the fact that a $3.61 million net loss from operations incurred during the year ended December 31, 2006 while a $1.37 million net income during the year ended December 31, 2005. The net loss incurred during the year of 2006 was completely offset by a $1.37 million written off of inventories and an increase of $2.99 million accounts payables, resulting in a positive cash operating cash flow for the year of 2006. The Company experienced a net loss due to the declining market as a result of the outbreak of the bird flu in the year of 2006. Due to the depressed market condition for the year ended December 31, 2006, the Company retired a large amount of breeding stocks which caused $1.37 million inventories written off and increased the accounts payables to keep the enough cash flow for the operations. The positive operating cash flow for the year ended December 31, 2005 was mainly due to the net income of $1.37 million incurred in the year of 2005, a decrease of $1.15 million in advances to suppliers and an increase of $2.87 million in accounts payables, which was partially offset by an increased inventory of $2.71 million.

Investing Activities. Our cash provided by/used in investing activities are payments related to the acquisition/sales of property, plant and equipment, payments related to sales of our shareholding on an unlisted company, etc.

Net cash used in investing activities in the nine months ended September 30, 2007 was $2.59 million, which is a increase of $1.69 million from net cash used in investing activities of $0.90 million in the same period of 2006. Such increase of net cash used in investing activities was mainly due to a $3.95 million increase in advances to related parties during the nine months ended September 30, 2007, which was partially offset by the inflow of proceeds of $1.35 million for sales of henhouses and $ 0.87 million equity investments. Most of these advances to related parties have already been collected by our company by the end of 2007. In the nine months ended September 30, 2007, the Company transferred its shareholding in Jia Wei Ke Co., Ltd to gain proceeds of $0.87 million from the sales of the shares in Jia Wei Ke Co., Ltd during this period. In addition, the Company gained a payment of $1.35 million by selling an unused primary breeding stocks farm to keep enough cash flow for our operations. The negative cash flow for investing activity for the nine months ended September 30, 2006 is mainly due to a $2.13 million increase in advances to related parties receivables, which was partially offset by a $1.48 million increase in sales of plant and equipment. Due to the bad market condition in 2006, we sold some unused plant and equipment to maintain enough cash flow for the operations.

Net cash used in investing activities was $0.58 million in the year ended December 31, 2006, compared to $4.64 million used in investment activities in the year ended December 31, 2005, representing a decrease of $4.06 million. The decrease of cash used in investing activities was mainly due to the sales of disused plant and equipment for the year of 2006 and acquisition of 2 parent breeding farms and a hatchery workshop for the year of 2005. In the year ended December 2006, the Company sold some unused plant and equipments, resulted in a $1.49 million increase in sale of plant and equipment; during the year ended December 2005, the Company spent $5.64 million to purchase new plant and equipment and $1.65 million to invest in land usage right to expand its capacity and build 2 new parent breeder farms and a hatchery workshop. In addition, the Company collected back $2.32 million receivable from the related parties in the year ended Dec 31, 2005.

Financing Activities. Net cash from financing activities totaled $2.76 million for the nine months ended September 30, 2007, representing a decrease of $1.75 million, as compared to $1.01 million cash from financing activities in the same period of 2006. The decreased cash from financing activities was mainly due to a $0.77 million repayments to loans payables and a $2.32 million repayment to related parties’ payables during the nine months ended Sep 30, 2007.

Net cash from financing activities was $2.15 million in the year ended December 31, 2006, while net cash provided by financing activities was $0.57 million in the year ended December 31, 2005. The negative cash flow from financing for the year ended December 31, 2006 was mainly due to a $6.04 million repayment to related parties’ payables and a $1.14 million repayment to loans payables, which was partially offset by a $5.02 million proceeds from loans payables. The net cash provided by financing activities of $0.57 in the year ended December 31, 2005 was mainly attributable to proceeds of 1.28 million from loans payables and proceeds of 0.75 million from related parties payables, which was partially offset by a $1.42 million repayment to loans payables.

Debt Obligations

We believe we currently maintain good business relationships with many banks. As of September 30, 2007, the maturities for our bank loans are as follows.

(All amounts in millions of U.S. dollars)

Banks	Amounts*	Maturity Date	Term of Loan
Branch of Nan Sun, Wei Fang Han Ting Rural Credit Cooperatives Union	$1,064,170	March, 2010	3 years
Branch of Nan Sun, Wei Fang Han Ting Rural Credit Cooperatives Union	$758,221	March, 2010	3 years
Branch of Nan Sun, Wei Fang Han Ting Rural Credit Cooperatives Union	$1,237,097	March, 2010	3 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$864,638	Oct, 2008	1.5 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$1,330,211	Nov, 2008	3 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$1,330,211	Nov, 2008	3 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$399,064	Nov, 2008	3 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$266,043	Dec, 2007	2 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$971,054	Jan, 2009	1.5 years
Wei Fang Han Ting, Kai Yuan Rural Credit Cooperatives Union	$1,330,211	Nov, 2008	3 years
Wei Fang Han Ting Rural Credit Cooperatives Union	$266,043	May, 2010	3 years
Total	$9,816,963

* Calculated on the basis that $1 = RMB 7.5176.

On December 9th, 2007 we repaid a $266,043 bank loan which had matured. In 2008, approximately $5.25 million in bank loans will mature and become payable. We plan to replace these loans with new bank loans in approximately the same aggregate amounts.

Equity Financing Activities

On March 12, 2008, through a private placement of shares of our common stock, we raised approximately $18 million in gross proceeds, which left us with approximately $14.1 million in net proceeds after the deduction of offering expenses in the amount of approximately $2,153,000 and holdbacks in the amounts of $1,750,000 pursuant to the Holdback Escrow Agreement. We plan to use part of the proceeds to build new chicken farm and purchase new equipment for the expansion of our production capacity. This financing resulted in an increase of our net cash flow and a decrease of our asset/liability ratio and financial risks.

We entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Halter Financial Investments, L.P., a Texas limited partnership, (“Halter Financial”) dated as of November 6, 2007, pursuant to which the Company agreed to sell to Halter Financial 14,000,000 unregistered shares of the Company common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial holds 14,000,000 shares or 87.5% of the Company 16,000,000 shares of common stock then outstanding following the completion of all matters referred to above. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21 per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial.

Capital Expenditures

Our capital expenditures in 2005 were approximately $8.5 million, which were used to build 2 parents breeding farms and one hatchery workshop, while we did not incur any capital expenditures in 2006 due to the bad market conditions. We estimate our capital expenditure requirements for the remainder of 2008 to be approximately $9.95 million, which will be used for updating and expansion of our chicken farm, equipment and facilities. In addition, we expect that an additional $3.35 million of working capital will be needed to maintain our business operations in the next twelve months which will be raised through this round of financing.

We believe that our currently available working capital after receiving the aggregate proceeds of our capital raising activities, the credit facilities referred to above and the expected additional credit facility should be adequate to sustain our operations at our current levels through at least the next twelve months.

Our day-old broilers are sold to ten surrounding provinces and municipal areas (Shandong, Beijing, Tianjin, Shanghai, Liaoning, Jilin, Hebei, Henan Anhui and Jiangsu). These areas account for approximately over 80% of all broilers consumed in China. Sales within Shandong Province contributed approximately around 85% of the total consolidated gross revenues of Yuhe and Taihong in 2006. In the future, if and when we implements our expansion plans, we anticipate that we will expand our sales network to other areas, but Shandong is expected to remain the primary market for our products. In Shandong Province, we have established primary distributors in every city and we assist them in the development of secondary distributors.

Subject to obtaining the necessary funding, we plan to build additional breeding farms and hatcheries to increase our capacity, particularly in Liaoning Province in northeast China. Because day-old broilers cannot be transported over long distances, it will be necessary to build additional local production facilities if we are to increase our sales into other geographic areas.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, the impact of inflation on Yuhe and Taihong may not be readily recoverable in the prices of our products.

Off-Balance Sheet Arrangements

As of March 12, 2008, we did not have any significant off-balance arrangements.

DESCRIPTION OF PROPERTY

Yuhe owns the land use rights to three parcels of land in Weifang, Shandong Province, totaling approximately 77,970 square meters. The first parcel comprises 25,040 square meters and is the location of a hatchery operated Yuhe. The second parcel of property comprises 31,450 square meters and is the location of our corporate headquarters. The third parcel comprises 21,470 square meters and is the location of the feed mill operated by Taihong. All three of these parcels are located within Weifang. The exclusive rights to use each of the three properties are valid for a period of 50 years and will expire in 2052 and 2053. Yuhe owns sixteen buildings totaling approximately 1,722 square meters that house our corporate headquarters and living quarters for our staff.

In addition, Yuhe leases approximately 590,000 square meters of land to house ten breeder farms and approximately 63,000 square meters of land to house two hatcheries. Yuhe has on built on the leased land various buildings to house its breeder and hatchery operations. These buildings are considered to be temporary structures.

We do not own or lease any undeveloped property, and all the above facilities are currently in good working condition.

As of March 12, 2008, we are not covered by any insurance. We are reviewing our insurance requirements as we believe that we may be underinsured.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol, “FGIV.OB” on the OTC Bulletin Board, a service maintained by The NASDAQ Stock Market. Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. The following sets forth high and low bid price quotations for each calendar quarter during the last two fiscal years that trading occurred or quotations were available. All prices prior to the quarter ended December 31, 2007 reflect activity in our common stock prior to the announcement of our agreement to enter into the Equity Transfer Agreement to acquire Bright Stand, which is described more fully under the section of this filing entitled “Related Party Transactions.” Further, all prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low sales prices for the periods presented have been adjusted to reflect stock splits:

	High*	Low*
2006
March 31, 2006	0.70	0.70
June 30, 2006	0.79	0.79
September 30, 2006	0.79	0.79
December 31, 2006	2.05	0.80

2007
March 31, 2007	2.90	1.05
June 30, 2007	1.95	0.55
September 30, 2007	0.61	0.60
December 31, 2007	1.40	0.60

* Source: Yahoo Finance

Holders

As of March 12, 2008 there were 228,571,416 shares outstanding and approximately 49 holders of record of our common stock.

DIVIDEND POLICY

Prior to our entering into the Equity Transfer Agreement, none of Bright Stand, Yuhe or Taihong have declared any dividends.

We entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Halter Financial Investments, L.P., a Texas limited partnership, (“Halter Financial”) dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares of our common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial holds 14,000,000 shares or 87.5% of our 16,000,000 shares of common stock then outstanding following the completion of all matters referred to above. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21 per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial.

Any future determination as to the declaration and payment of dividends on our common stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our common stock. In addition we currently have no plans to pay such dividends. However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in China, we may be restricted from distributing dividends to our holders of common stock in the future if at the time we were unable to obtain sufficient dividend distributions from Yuhe or Taihong. The board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

Securities Authorized for Issuance under Equity Compensation Plans

We have not reserved any securities for issuance under any equity compensation plan, as we currently have not adopted any equity compensation plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for our fiscal years ended December 31, 2006 and 2007 paid to or accrued for our chief executive officer, our two former presidents, our chief financial officer and our three other most highly compensated officers or former officers. We refer to these executive officers as our “named executive officers.”

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
Gao Zhentao (1) Chief Executive Officer	2007 2006	0 0	0 0	0 0	0 0
Han Chengxiang Chief Production Officer	2007 2006	4,616 2,308	0 0	0 0	4,616 2,308
Jiang Yingjun Chief Financial Officer	2007 2006	2,311 2,400	0 0	0 0	2,311 2,400
Richard Crimmins (2) Former President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary-Treasurer	2007 2006	0 0	0 0	0 0	0 0
Pam Jowett (3) Former President	2007 2006	0 0	0 0	0 0	0 0

(1)	Gao Zhentao receives an annual salary in the sum of $8,000 from the Yuhe Group.

(2)	Mr. Crimmins served as the President of First Growth from November 16, 2007 through March 12, 2008.

(3)	Ms. Jowett served as the President of First Growth from September 1997 through November 16, 2007.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 and 2007 should be read together with the compensation tables set forth above and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Evolution of Our Compensation Approach; Compensation Philosophy

Our historical executive compensation programs were developed and implemented while we were a private company. To date, our compensation programs and the process by which they were developed, were less formal than that typically employed by public companies. In particular, our board of directors, which currently consists of a single member who also serves as our chief executive officer, performs the functions of the compensation committee in many public companies. The primary goal of our board of directors in determining compensation levels is to adequately reward the efforts and achievements of executive officers for the our management team.

We have traditionally placed significant emphasis on the business judgment of our board of directors and the recommendations of our chief executive officer with respect to the determination of executive compensation. We have not used a compensation consultant in any capacity but believe that our executive officer compensation package is comparable and competitive to similar businesses in northern China. As we gain experience as a public company, we expect the specific direction, emphasis and components of our compensation program will evolve and become more formalized.

Components of Our Executive Compensation Program

Our executive compensation consists of following elements:

Base Salary. Base salaries for our executives are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. The 2007 base salary for each of our executive officers was based on the recommendation of the chief executive officer, which was based on his review of his business judgment and the assessment of the executive’s performance and are intended to be similar to salaries paid to executives at other companies in similar positions in Weifang, Shandong Province, China.

Base salaries are reviewed annually to confirm that they remain aligned with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus. Our board of directors has the authority to award discretionary annual bonuses to our executive officers, including our chief executive officer. Bonuses awarded were intended to compensate officers for achieving financial and operational goals, such as the business targets noted above, and for achieving individual annual performance objectives. These objectives vary depending on the individual, but relate generally to strategic factors such as the financial performance, results of operation, per share performance of our common stock and the level of responsibility of each individual’s position. In 2007 and 2008 these objectives specifically include the individual’s contribution to the process of going public and revenue growth. The actual amount of discretionary bonus granted is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted with three months following the end of the applicable fiscal year.

Long-Term Incentive Plan Awards. We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. We may implement a long-term incentive plan in the future; however because of Chinese tax laws, we currently do not consider these types of awards desirable.

Defined Benefit or Actuarial Plan. We contribute 20% from an individual employee’s total amount of monthly salary to pension insurance as required under Shandong Province local labor regulations, which has been reflected in the summary compensation table above. Each employee contributes 8% from his total amount of monthly salary to the same government-sponsored program, although we withhold and pay such percentage on behalf of the employee. However, no benefits are determined by final compensation and years of service.

Employment contracts and change of control arrangement

All key executive officers of Yuhe and Taihong are under employment contracts. These contracts will have period of validity of between five to ten years and one-month notice period for early termination. None of the executive officers has a change-of-control related arrangement with us.

Security ownership guidelines

We do not have a stock grant policy or any stock ownership guidelines.

Accounting and tax treatment

Given our current levels of compensation, the accounting and tax considerations have not significantly impacted our forms of compensation. The board considers as one factor the impact of accounting and tax treatment on compensation in our compensation programs.

Director Compensation

None of the directors who served during the past two fiscal years received any form of compensation from us. The current sole director of First Growth, Gao Zhentao, is also an officer of First Growth and received no additional compensation for being a director.

Recent Sales of Unregistered Securities

Since January 1, 2005, First Growth Investors, Inc. issued unregistered securities to a limited number of persons as described below:

(1) On November 16, 2007, we issued 14,000,000 shares of our Common Stock to Halter Financial Investments, L.P. for aggregate proceeds of $425,000. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(2) On March 12, 2008 in connection with transactions related to the acquisition of Bright Stand International Limited, we issued 126,857,134 shares of our Common Stock to Kunio Yamamoto. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(3) On March 12, 2008 we issued 85,714,282 shares of our Common Stock to certain investors for aggregate proceeds of approximately $18,000,000. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Rule 506 under the Securities Act.

There were no underwritten offerings employed in connection with any of the transactions set forth above.

Indemnification of Officers and Directors

Pursuant to Nevada law, a Nevada corporation like us has the power to indemnify any person who was or is a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Under Sections 78.751 and 78.752 of the Nevada Revised Statues, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•
We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

•
We may at the discretion of our board of directors purchase and maintain insurance on behalf of the registrant and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WEIFANG YUHE POULTRY CO., LTD

FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US dollars)

WEIFANG YUHE POULTRY CO., LTD

CONTENTS	PAGES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED BALANCE SHEETS 3	F-3 to F-4

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)	F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY 5	F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-7 to F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 7 - 10	F-9 to F-24

www.cpaone.net

Child,
Van Wagoner &
Bradshaw, PLLC
CERTIFIED PUBLIC ACCOUNTANTS

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
Weifang YUHE Poultry Co., Ltd.
Shandong, Peoples Republic of China

We have audited the consolidated balance sheets of Weifang YUHE Poultry Co., Ltd. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weifang YUHE Poultry Co., Ltd. as of December 31, 2006 and 2005, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
December 27, 2007

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King's Road
North Point, Hong Kong

www.cpaone.net

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Note	2006	2005
ASSETS
Current assets
Cash and cash equivalents		$563,062	$437,677
Accounts receivable		-	1,417
Inventories	3	3,362,941	4,599,897
Advances to suppliers		471,791	143,449

Total current assets		$4,397,794	$5,182,440
Prepaid deposits		143,106	283,934
Other receivables, net	4	1,952,118	42,052
Unlisted investments	5	1,207,099	1,319,631
Plant and equipment, net	7	13,035,768	15,215,418
Intangible assets, net	8	2,365,384	2,793,073
Due from related companies	9	4,127,520	2,517,313
Deferred expenses		463,922	723,262

TOTAL ASSETS		$27,692,711	$28,077,123
LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$7,352,688	$4,168,114
Current portion of long term
liabilities	13	5,219,060	-
Loans payables	10	4,882,907	4,114,529
Payroll and payroll related liabilities		424,317	130,303
Accrued expenses		96,938	201,144
Advances from customers		5,544	362
Tax payables		115,580	2,023
Due to related companies	11	2,567,739	8,456,126

Total current liabilities		$20,664,773	$17,072,601

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS (Continued)
DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Note	2006	2005

Long term liabilities	13	$4,603,032	$9,510,764
TOTAL LIABILITIES		$25,267,805	$26,583,365
Commitments and contingencies		$-	$-

Minority interests		$263,144	$194,757
STOCKHOLDERS’ EQUITY
Registered capital	12	$482,713	$482,713
Additional paid in capital		4,403,806	-
Retained (deficits) earnings		(2,957,922)	650,189
Accumulated other comprehensive
income		233,165	166,099

		$2,161,762	$1,299,001
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$27,692,711	$28,077,123

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Note	2006	2005

Net revenues		$14,595,716	$16,819,147
Cost of revenues		(15,483,641)	(12,497,672)

Gross (loss) profit		$(887,925)	$4,321,475
Operating expenses:
Selling		(430,122)	(535,674)
General and administrative		(1,279,238)	(1,473,531)

Operating (loss) income		$(2,597,285)	$2,312,270
Other income (expense):
Interest income		9,553	1,417
Government grant		-	40,203
Profit (loss) on disposal of fixed
assets		172,314	(75,774)
Interest expenses		(971,785)	(832,788)
Investment losses		(152,521)	(165,311)

(Loss) income before income taxes		$(3,539,724)	$1,280,017

Income tax	15	-	-

Net (loss) income before
minority interests		$(3,539,724)	$1,280,017

Minority interests (earnings) loss		(68,387)	87,019

Net (loss) income		$(3,608,111)	$1,367,036

Other comprehensive income:
Foreign currency translation
adjustment		67,066	166,099

Comprehensive (loss) income		$(3,541,045)	$1,533,135

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Registered capital	Additional paid-in capital	Retained earnings (deficits)	Accumulated other comprehensive income	Total

Balance, January 1, 2005	$482,713	$-	$(716,847)	$-	$(234,134)
Net income	-	-	1,367,036	-	1,367,036
Foreign currency translation
adjustment	-	-	-	166,099	166,099

Balance, December 31, 2005	$482,713	$-	$650,189	$166,099	$1,299,001

Balance, January 1, 2006	$482,713	$-	$650,189	$166,099	$1,299,001
Net loss	-	-	(3,608,111)	-	(3,608,111)
Injection of additional capital
from shareholders (note 19)	-	4,403,806	-	-	4,403,806
Foreign currency translation
adjustment	-	-	-	67,066	67,066
Balance, December 31, 2006	$482,713	$4,403,806	$(2,957,922)	$233,165	$2,161,762

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)
	2006	2005
Cash flows from operating activities
Net (loss) income	$(3,608,111)	$1,367,036
Depreciation	1,441,868	1,163,433
Amortization	59,202	128,761
Minority interests	68,387	(87,019)
Allowances for bad debt	151,772	36,746
(Gain) loss on disposal of fixed assets	(172,314)	75,774
Written off of inventories	1,369,460	-
Loss on investment	152,521	165,311
Adjustments to reconcile net income
(loss) to net cash (used in) provided by
operating activities
Accounts receivable	1,433	13,759
Advances to suppliers	(316,980)	1,148,637
Prepaid deposits	147,031	627,944
Inventories	(10,507)	(2,712,202)
Deferred expenses	277,187	(638,087)
Accounts payables	2,985,356	2,868,613
Payroll and payroll related liabilities	283,781	91,322
Accrued expenses	(108,509)	140,970
Advances from customers	5,064	356
Tax payables	111,154	2,181
Net cash provided by operating
activities	$2,837,795	$4,393,535
Cash flows from investing activities
Purchase of plant and equipment	$(205,335)	$(5,635,027)
Sale of plant and equipment	1,493,381	-
Purchases of unlisted investments	-	(121,902)
Advances to loans receivables	(367,407)	-
Repayment from loans receivables	-	438,602
Repayment from related parties receivables	-	2,320,974
Advances to related parties receivables	(1,496,339)	-
Invest in land usage right	-	(1,647,510)
Net cash provided by (used in) investing
activities	$(575,700)	$(4,644,863)

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

Cash flows from financing activities
Repayment of long term debts	$-	$(34,476)
Repayments to loans payables	(1,139,553)	(1,423,036)
Proceeds from loans payables	5,024,446	1,277,266
Repayment to related parties payables	(6,038,217)	-
Proceeds from related parties payables	-	754,878
Net cash provided by (used in) financing
activities	$(2,153,324)	$574,632

Effect of foreign currency translation on cash
and cash equivalents	16,614	8,008

Increase in cash and cash equivalents	125,385	331,312

Cash and cash equivalents-beginning of year	437,677	106,365

Cash and cash equivalents-end of year	$563,062	$437,677
Supplementary cash flow information:
Interest paid	$716,310	$786,465

Non-cash investing and financing activities:

1. During 2006, the Group sold its henhouse with unpaid receivable of $1,688,519 as of December 31, 2006.

2. During 2006 and 2005, fixed asset additions financed with loans payables of $1,109,104 and $999,599, respectively.

3. During 2006, additional paid-in capital $4,403,806 was recorded when shareholder assumed the company debt.

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Weifang Yuhe Poultry Co., Ltd. (the Company) was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on March 8, 1996. the Company currently operates through itself and one subsidiary located in Mainland China: Weifang Taihong Feed Co., Ltd. (Taihong).

Taihong was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on May 26, 2003. Pursuant to a group reorganization on September 14, 2007, the Company became the holding company of Taihong.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the chick and feed production.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of accounting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

(b) Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its 56.25% subsidiary, Taihong. All significant inter-company balances and transactions are eliminated in combination.

The Company acquired its subsidiary on September 14, 2007 through a reorganization between entities under common control. Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital
Weifang Taihong Feed Co., Ltd.	PRC/ May 26 2003	56.25	$965,379	(RMB8,000,000)

(c) Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d) Economic and political risks

Te Company operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e) Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	1 - 10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f) Intangible assets

Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of PRC, the government owns all of the land in PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g) Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(h) Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost and net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

(i) Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(j) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America. Cash deposits in PRC banks are not insured by any government agency or entity.

(k) Revenue recognition

Net revenue is recognized when customer takes delivery and acceptance of products, the price is fixed or determinable as stated on sales contract, and the collectibility is reasonably assured.

Customers do not have a general right of return on products delivered.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l) Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

(m) Advertising

The Group expensed all advertising costs as incurred. Advertising expenses for the years ended December 31, 2006 and 2005 were $23,266 and $59,411 respectively.

(n) Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses for the years ended December 31, 2006 and 2005 were $153,580 and $173,994, respectively.

(o) Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for outstanding poultry company, the Company is entitled to a tax free treatment until December 31, 2007.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 33%.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p) Shipping and handling fees

Shipping and handling fees are expensed when incurred. Shipping and handling charges included in the selling expenses for the years ended December 31, 2006 and 2005 were $25,913 and $7,935 respectively

(q) Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(r) Minority interests

Minority interests refers to the investment by third parties in the registered capital of Taihong and is not held by the Company.

(s) Foreign currency translation

The accompanying financial statements are presented in United States dollars. The Company functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

December 31, 2006
Balance sheet	RMB 7.81750 to US$1.00
Statement of income and comprehensive income	RMB 7.98189 to US$1.00

December 31, 2005
Balance sheet	RMB 8.07340 to US$1.00
Statement of income and comprehensive income	RMB 8.20329 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(t) Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of comprehensive income is the foreign currency translation adjustment.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u) Recent accounting pronouncements

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.

The management of the Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3. INVENTORIES

Inventories consist of the followings:

	2006	2005

Raw materials	$19,131	$39,288
Work in progress	3,060,157	3,928,285
Finished goods	283,653	632,324

	$3,362,941	$4,599,897

4. OTHER RECEIVABLES, NET

Other receivables, net consist of the followings:

	2006	2005

Loan receivables	$495,682	$116,727
Henhouses sales (note 6)	1,688,519	-

	2,184,201	116,727
Less: Allowances	(232,083)	(74,675)

	$1,952,118	$42,052

Other receivables are unsecured, interest free and have no fixed repayment date.

Allowance was made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

5. UNLISTED INVESTMENTS

Unlisted investments are investments in Weifang Jiaweike Food Co., Ltd (“Jiaweike”) and Hanting Rural Credit Cooperative (“Hanting”).

Investment in Jiaweike is recorded using equity method of accounting. The consolidated statement of income includes the Group's share of the post-acquisition results of Jiaweike for the year. In the consolidated balance sheet, unlisted investments Jiaweike are stated at the Group's share of the net assets of Jiaweike plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	UNLISTED INVESTMENTS (Continued)

Portion of
nominal
Name of	Place	Form of	value of
associate	of	business	registered	Principal
company	registration	structure	capital	activities

Weifang Jiaweike Food Co., Ltd.	PRC	Limited company	48.5	Trading of foodstuff

Investment in Hanting is stated at cost because the Group does not have significant influence or control over this investment.

6. DISPOSAL OF HENHOUSES

During the year ended December 31, 2006, the Group disposed of three henhouses for business operational reason with sales price of the followings:

Buildings	$1,976,178
Land use rights	902,042
Others	269,740
$3,147,960
Amount received	1,459,441
Receivables - sales of fixed assets	$1,688,519

7. PLANT AND EQUIPMENT, NET

Plant and equipment consists of the followings:

	2006	2005
At cost
Buildings	$9,215,455	$10,488,900
Machinery	5,452,976	6,118,042
Motor vehicles	411,660	398,612
Furniture and equipment	346,625	317,102

	$15,426,716	$17,322,656
Less: accumulated depreciation	(3,919,713)	(3,168,090)
Construction in progress	1,528,765	1,060,852
	$13,035,768	$15,215,418

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7. PLANT AND EQUIPMENT, NET (Continued)

Depreciation expenses included in the cost of sales for the year ended December 31, 2006 and 2005 were, $1,158,565 and $913,701 respectively, and included in the general and administrative expenses for the year ended December 31, 2006 and 2005 were, $283,303 and $249,732 respectively.

As of December 31, 2006 and 2005, buildings with net book value of $7,514,167 and $7,611,850, and machinery with net book value of $2,355,932 and $3,125,921 of the Group were pledged as collateral under certain loan arrangements.

Interest capitalized for the construction in progress for the years ended December 31, 2006 and 2005 were amounting to $69,960 and $94,825 respectively.

8. INTANGIBLE ASSETS, NET

Intangible assets consist of the followings:

	2006	2005

Land use rights, at cost	$2,571,070	$2,966,283
Less: accumulated amortization	(205,686)	(173,210)

	$2,365,384	$2,793,073

As of December 31, 2006 and 2005, land use rights with net book value of $2,365,384 and $2,793,073 of the Group were pledged as collateral under certain loan arrangements.

Amortization expenses included in the cost of revenues for the years ended December 31, 2006 and 2005 were, $59,202 and $128,761 respectively.

9. DUE FROM RELATED COMPANIES

	2006	2005

Hexing Green Agriculture Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	$66,419	$14,430
Shandong Yuhe Food Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	4,015,833	2,459,295
Shangdong Yuhe New Agriculture Academy of Sciences - Mr Gao Zhentao, the director of the company is also the director	45,268	43,588

	$4,127,520	$2,517,313

The amounts due from related companies are unsecured, interest free and have no fixed repayment date.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10. LOANS PAYABLES

Loans payables are loans from unrelated companies for temporary operation purposes. They are unsecured, interest free and have no fixed repayment date.

11. DUE TO RELATED COMPANIES

	2006	2005

Weifang Hexing Breeding Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	$1,879,785	$7,070,320
Weifang Jiaweike Food Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	687,954	1,385,806

	$2,567,739	$8,456,126

All of the above related companies are under the same directorship of Mr Gao Zhentao, the director of the Company.

The amounts due to related companies are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

12. REGISTERED CAPITAL

As of December 31, 2006 and 2005, capital contributions paid-up amounted to $482,713 (RMB4,000,000).

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13. LONG TERM LIABILITIES

	2006	2005
Loans from Nansun Rural Credit,
interest rate at 9.22% to 10.51%
per annum, due from Mar 23, 07 to
Nov 28, 08	$8,608,890	$8,336,017

Loans from Shuangyang Rural Credit
interest rate at 9.33% per annum,
due on May 12, 07	831,468	805,113

Loans from Hanting Rural
Credit Cooperative, interest rate at
8.19% per annum, due from Nov 8, 09	381,734	369,634

	$9,822,092	$9,510,764
Less: current portion of long term
liabilities	(5,219,060)	-

	$4,603,032	$9,510,764

Future maturities of long-term loans are as follows:

	2006	2005

2006	-	-
2007	5,219,060	5,053,633
2008	4,221,299	4,087,497
2009	381,733	369,634
2010	-	-

	$9,822,092	$9,510,764

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14. INCOME TAX

No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2006 and 2005.

The Company operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for outstanding poultry Company, the is entitled to a tax free treatment until December 31, 2007.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 33%. Taihong has been currently operating at a loss. Therefore, no tax has been provided.

15. RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

	2006	2005

Sales of goods to a related company	$266,725	$457,153

Sales to Weifang Hexing Breeding Co., Ltd, a related company, for the years 2006 and 2005 was $266,725 and $457,153 respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17. SIGNIFICANT CONCENTRATIONS AND RISK

(a) Customers Concentrations

The Group did not have any customer that individually comprised 10% or more of net revenue for the years ended December 31, 2006 and 2005.

(b) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. As of December 31, 2006 and 2005, substantially all of the Company cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

(c) Company’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

18. COMMITMENTS AND CONTINGENCIES

The Group has given guarantee to the following parties as at December 31, 2006 which are summarized as follows:

Weifang Sansong Food Co., Ltd - a non-related party	$370,962
Shandong Yuhe Food Group Co., Ltd - the shareholder of the Company	2,046,690
Shandong Dongxiang Logistic Co., Ltd - a non-related party	255,836
Weifang Yibang Commerce Co., Ltd - a non-related party	319,795

$2,993,283

Management has assessed the fair value of the obligation arising from the above financial guarantees and considered it is remote to affect the consolidated financial statements according to their previous experiences. Therefore, no obligations in respect of the above guarantees were recognized as of December 31, 2006.

The Company did not give further guarantee to Weifang Sansong Food Co., Ltd when the guarantee was expired on November 26, 2007.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19. BUSINESS AND GEOGRAPHICAL SEGMENTS

The Group currently engages in the chick and feed production. No analysis of the Group's sales and assets by business is presented as most of the feed products are used internally.

The Group’s operations are located in the PRC. All revenue is from customers in the PRC. All of the company’s assets are located in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

20. ADDITIONAL PAID IN CAPITAL

During the year ended December 31, 2006, additional paid in capital of the Group of $4,403,806 were recorded when shareholders assumed the company’s debt.

21. SUBSEQUENT EVENT

At October 12, 2007, loan from Shuangyang Rural Credit of $831,468 was refinanced at interest rate of 9.33% and due on October 2008.

WEIFANG YUHE POULTRY CO., LTD

FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US dollars)

WEIFANG YUHE POULTRY CO., LTD

CONTENTS	PAGES

CONSOLIDATED BALANCE SHEETS	F-27 to F-26

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) (UNAUDITED)	F-27

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)	F-28 to F-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-30 to F-43

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Note	9/30/2007	12/31/2006
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents		$41,009	$563,062
Accounts receivable		1,524
Inventories	3	3,522,886	3,362,941
Advances to suppliers		1,785,721	471,791

Total current assets		$5,351,140	$4,397,794
Prepaid deposits		279,842	143,106
Other receivables, net	4	549,195	1,952,118
Unlisted investments	5	267,373	1,207,099
Plant and equipment, net	6	13,705,734	13,035,768
Intangible assets, net	7	2,419,642	2,365,384
Due from related companies	8	8,327,210	$4,127,520
Due from directors	9	126,296	-
Deferred expenses		509,735	463,922

TOTAL ASSETS		$31,536,167	$27,692,711

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$7,281,554	$7,352,688
Current portion of long term
liabilities	13	266,042	5,219,060
Loans payables	10	2,999,484	4,882,907
Payroll and payroll related liabilities		98,022	424,317
Accrued expenses		516,805	96,938
Advances from customers		17,754	5,544
Tax payables		128,978	115,580
Due to related companies	11	-	2,567,739

Total current liabilities		$11,308,639	$20,664,773

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS (Continued)
SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Note	9/30/2007	12/31/2006
		(Unaudited)

Long term liabilities	13	$9,947,883	$4,603,032

TOTAL LIABILITIES		$21,256,522	$25,267,805

Commitments and contingencies	18	$-	$-

Minority interests		$225,503	$263,144

STOCKHOLDERS’ EQUITY
Registered capital	12	$482,713	$482,713
Additional paid in capital		6,681,775	4,403,806
Retained earnings (deficits)		2,092,028	(2,957,922)
Accumulated other comprehensive
income		797,626	233,165

		$10,054,142	$2,161,762

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$31,536,167	$27,692,711

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS) (UNAUDITED)
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006
		(Unaudited)

Net revenues		$16,215,151	$9,082,394
Cost of revenues		(9,185,871)	(11,494,790)

Gross profit (loss)		$7,029,280	$(2,412,396)
Operating expenses:
Selling		(261,859)	(461,229)
General and administrative		(964,180)	(969,873)

Operating income (loss)		$5,803,241	$(3,843,498)
Other income (expenses):
Interest income		608	9,442
Interest expenses		(691,048)	(708,481)
Investment losses		(100,492)	(106,915)
Loss on disposal of fixed assets		-	(70,087)

Income (loss) before income taxes		$5,012,309	$(4,719,539)

Income taxes	14	-	-

Net income (loss) before minority
interests		$5,012,309	$(4,719,539)

Minority interests loss		37,641	19,196

Net income (loss)		$5,049,950	$(4,700,343)

Other comprehensive income:
Foreign currency translation
adjustment		564,461	142,535

Comprehensive income (loss)		$5,614,411	$(4,557,808)

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from operating activities
Net income (loss)	$5,049,950	$(4,700,343)
Depreciation	1,127,964	1,046,145
Amortization	90,068	44,800
Minority interests	(37,641)	(19,196)
Allowances for bad debt	210,997	148,843
Loss on disposal of fixed assets	-	70,087
Written off of inventories	-	1,022,431
Loss on investments	100,492	106,915
Adjustments to reconcile net income
(loss) to net cash used in operating
activities
Accounts receivable	(1,493)	417
Advances to suppliers	(1,268,423)	(555,031)
Prepaid deposits	(128,328)	146,363
Inventories	(25,255)	18,672
Deferred expenses	(26,743)	181,802
Accounts payable	(356,946)	3,924,936
Payroll and payroll related liabilities	(336,150)	142,601
Accrued expenses	407,428	(55,372)
Advances from customers	11,742	5,416
Tax payables	8,604	68,776

Net cash provided by operating activities	$4,826,266	$1,598,262

Cash flows from investing activities
Purchase of plant and equipment	$(565,960)	$(62,109)
Sale of plant and equipment	-	1,486,599
Sale of equity investments	867,034	-
Advances to loans receivables	(107,807)	(193,625)
Proceeds for sales of henhouses	1,347,098	-
Advances to directors	(123,694)	-
Advances to related parties receivables	(3,951,889)	(2,132,089)
Invest in land usage right	(50,790)	-
Net cash (used in) investing activities	$(2,586,008)	$(901,224)

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Stated in US Dollars)

Cash flows from financing activities
Repayments to loans payables	$(765,454)	$(588,299)
Proceeds from loans payables	315,278	-
Repayment to related parties payables	(2,323,378)	(420,271)
Net cash provided by (use in) financing
activities	$(2,773,554)	$(1,008,570)

Effect of foreign currency translation on cash
and cash equivalents	11,243	2,602

Decrease in cash and cash equivalents	(522,053)	(308,930)

Cash and cash equivalents-beginning of period	563,062	437,677

Cash and cash equivalents-end of period	$41,009	$128,747

Supplementary cash flow information:
Interest paid	$896,587	$419,909

Non-cash investing and financing activities:

1.	During nine-month ended September 30, 2007 and 2006, fixed asset additions financed with loans payables of $708,843 and $1,090,957, respectively.

2.	During nine-month ended September 30, 2007, additional paid-in capital $2,277,969 was recorded when shareholder assumed the company debt.

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Weifang Yuhe Poultry Co., Ltd (the Company) was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on March 8, 1996. The Company currently operates through itself and one subsidiary located in Mainland China: Weifang Taihong Feed Co., Ltd. (Taihong).

Taihong was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on May 26, 2003. Pursuant to a group reorganization on September 14, 2007, the Company became the holding company of Taihong.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the chick and feed production.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

(b) Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its 56.25% subsidiary, Taihong. All significant inter-company balances and transactions are eliminated in combination.

The Company acquired its subsidiary on September 14, 2007 through a reorganization between entities under common control. Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital

Weifang Taihong Feed Co., Ltd.	PRC/ May 26 2003	56.25	$965,379	(RMB8,000,000)

(c) Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d) Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e) Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	1 - 10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f) Intangible assets

Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of PRC, the government owns all of the land in PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g) Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

(h) Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost and net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

(i) Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(j) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America. Cash deposits in PRC banks are not insured by any government agency or entity.

(k) Revenue recognition

Net revenue is recognized when customer takes delivery and acceptance of products, the price is fixed or determinable as stated on sales contract, and the collectibility is reasonably assured.

Customers do not have a general right of return on products delivered.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l) Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

(m) Advertising

The Group expensed all advertising costs as incurred. Advertising expenses for the nine-months ended September 30, 2007 and 2006 were $13,998 and $22,437 respectively.

(n) Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(o) Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for outstanding poultry company, the Company is entitled to a tax free treatment until December 31, 2007.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 33%.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p) Shipping and handling fees

Shipping and handling fees are expensed when incurred. Shipping and handling charges included in the selling expenses for the nine-months ended September 30, 2007 and 2006 were $9,025 and $23,620 respectively

(q) Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(r) Minority interests

Minority interests refer to the investment by third parties in the registered capital of Taihong and is not held by the Company.

(s) Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	9/30/2007	12/31/2006	9/30/2006
Twelve months ended RMB : US$ exchange rate	-	7.81750	-

Nine months ended RMB : US$ exchange rate	7.5176	-	7.9168

Average nine months ended RMB : US$ exchange rate	7.6758	-	8.0183

Average three months end RMB : US$ exchange rate	7.5691	-	7.9771

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(t) Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of comprehensive income is the foreign currency translation adjustment.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u) Recent accounting pronouncements

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.

The management of the Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3. INVENTORIES

Inventories consist of the followings:

	9/30/2007	12/31/2006

Raw materials	$318,209	$19,131
Work in progress	3,160,919	3,060,157
Finished goods	43,758	283,653

	$3,522,886	$3,362,941

4. OTHER RECEIVABLES, NET

Other receivables, net consist of the followings:

	9/30/2007	12/31/2006

Loan receivables	$625,531	$495,682
Henhouses sales	380,441	1,688,519

	1,005,972	2,184,201
Less: Allowances	(456,777)	(232,083)

	$549,195	$1,952,118

Other receivables are unsecured, interest free and have no fixed repayment date.

Allowance was made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

5. UNLISTED INVESTMENTS

Unlisted investments are investments in Weifang Jiaweike Food Co., Ltd (“Jiaweike”) and Hanting Rural Credit Cooperative (“Hanting”).

Investment in Jiaweike is recorded using equity method of accounting. The consolidated statement of income includes the Group's share of the post-acquisition results of Jiaweike for the year. In the consolidated balance sheet, unlisted investments Jiaweike are stated at the Group's share of the net assets of Jiaweike plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5. UNLISTED INVESTMENTS (Continued)

Portion of
nominal
Name of	Place	Form of	value of
associate	of	business	registered	Principal
company	registration	structure	capital	activities

Weifang Jiaweike Food Co., Ltd.	PRC	Limited company	48.5	Trading of foodstuff

Investment in Hanting is stated at cost because the Group does not have significant influence or control over this investment.

6. PLANT AND EQUIPMENT, NET

Plant and equipment consists of the followings:
	9/30/2007	12/31/2006
At cost
Buildings	$10,234,681	$9,215,455
Machinery	5,608,125	5,452,976
Motor vehicles	413,183	411,660
Furniture and equipment	362,548	346,625

	$16,618,537	$15,426,716
Less: accumulated depreciation	(5,226,312)	(3,919,713)
Construction in progress	2,313,509	1,528,765
	$13,705,734	$13,035,768

Depreciation expenses included in the cost of sales for the nine-month ended September 30, 2007 and 2006 were, $906,338 and $836,916 respectively, and included in the general and administrative expenses for the nine-month ended September 30, 2007 and 2006 were, $221,626 and $209,229 respectively.

As of September 30, 2007 and December 31, 2006, buildings and machinery of the Group were pledged as collateral under certain loan arrangements.

Interest capitalized for the construction in progress for the nine-months ended September 30, 2007 and 2006 were amounting to $80,616 and $51,812 respectively.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7. INTANGIBLE ASSETS, NET

Intangible assets consist of the followings:

	9/30/2007	12/31/2006

Land use rights, at cost	$2,660,269	$2,571,070
Less: accumulated amortization	(240,627)	(205,686)

	$2,419,642	$2,365,384

As of September 30, 2007 and December 31, 2006, land use rights of the Group were pledged as collateral under certain loan arrangements.

Amortization expenses included in the cost of revenues for the nine-month ended September 30, 2007 and 2006 were, $90,068 and $44,800 respectively.

8. DUE FROM RELATED COMPANIES

	9/30/2007	12/31/2006

Hexing Green Agriculture Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	$69,069	$66,419
Shandong Yuhe Food Co., Ltd - Mr Gao Zhentao, the director of the company is also the director	6,162,750	4,015,833
Shangdong Yuhe New Agriculture Academy of Sciences - Mr Gao Zhentao, the director of the company is also the director	48,413	45,268
Weifang Hexing Breeding Co.,Ltd - Mr Gao Zhentao, the director of the company is also the director	1,983,711	-
Weifang Jiaweike Food Co.,Ltd - Mr Gao Zhentao, the director of the company is also the director	63,267	-

	$8,327,210	$4,127,520

The amounts due from related companies are unsecured, interest free and have no fixed repayment date

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9. DUE FROM DIRECTORS

	9/30/2007	12/31/2006

Mr Tan Yi	$6,807	$-
Mr Gao Zhenbo	50,031	-
Mr Gao Zhentao	69,458	-

	$126,296	$-

The amounts due from directors are unsecured, interest free and have no fixed repayment date.

10. LOANS PAYABLES

Loans payables are loans from unrelated companies for temporary operation purposes. They are unsecured, interest free and have no fixed repayment date.

11. DUE TO RELATED COMPANIES

	9/30/2007	12/31/2006

Weifang Hexing Breeding Co.,Ltd - Mr Gao Zhentao, the director of the company is also the director	$-	$1,879,785
Weifang Jiaweike Food Co.,Ltd - Mr Gao Zhentao, the director of the company is also the director	-	687,954

	$-	$2,567,739

The amounts due to related companies are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

12. REGISTERED CAPITAL

As of September 30 2007 and December 31, 2006, capital contributions paid-up amounted to $482,713 (RMB4,000,000).

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13. LONG TERM LIABILITIES

	9/30/2007	12/31/2006
Loans from Nansun Rural Credit,
interest rate at 9.22% to 10.51%
per annum, due from Dec 10, 07 to
May 17, 10	$6,651,059	$-
due from Mar 23, 07 to Nov 28, 08	-	8,608,890

Loans from Shuangyang Rural Credit
interest rate at 9.33% per annum,
due on Oct 12, 08	864,638	831,468

Loans from Hanting Kaiyuan Rural
Credit Cooperative, interest rate at
9.22% to 13.31% per annum,
due from Nov 28, 08 to Jan 10, 09	2,301,266	-

Loans from Hanting Rural
Credit Cooperative, interest rate at
8.19% per annum, due from Nov 8, 09	396,962	381,734

	$10,213,925	$9,822,092
Less: current portion of long term
liabilities	(266,042)	(5,219,060)

	$9,947,883	$4,603,032

Future maturities of long-term loans are as follows:

	9/30/2007	12/31/2006

2007	266,042	5,219,060
2008	5,254,336	4,221,299
2009	1,368,017	381,733
2010	3,325,530	-

	$10,213,925	$9,822,092

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14. INCOME TAX

No deferred tax has been provided as there is no material temporary differences arising during the nine-month ended September 2007 and for the year ended December 31, 2006.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is an agricultural company, and in accordance with the relevant regulations regarding the tax exemption, the Company is tax-exempt as long as it is registered as an agricultural entity.

Taihong has been currently operating at a loss. Therefore, no tax has been provided.

15. RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

	9/30/2007	12/31/2006

Sales of goods to a related company	$-	$266,725

Sales to Weifang Hexing Breeding Co., Ltd, a related company, for the nine-month ended September 2007 and for the year ended December 31, 2006 was nil and $266,725 respectively.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

17.	SIGNIFICANT CONCENTRATIONS AND RISK

(a) Customers Concentrations

The Group did not have any customer that individually comprised 10% or more of net revenue for the nine-month ended September 30, 2007 and for the year ended December 31, 2006.

(b) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. As of September 30, 2007 and December 31, 2006, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

(c) Company’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

18.	COMMITMENTS AND CONTINGENCIES

The Group has given guarantee to the following parties as at September 30, 2007 which are summarized as follows:

Weifang Sansong Food Co., Ltd - a non-related party	$385,761
Shandong Yuhe Food Group Co., Ltd - shareholder of the Company	2,128,339
Shandong Dongxiang Logistic Co., Ltd - a non-related party	266,042
Weifang Yibang Commerce Co., Ltd - a non-related party	332,553

$3,112,695

Management has assessed the fair value of the obligation arising from the above financial guarantees and considered it is remote to affect the consolidated financial statements according to their previous experiences. Therefore, no obligations in respect of the above guarantees were recognized as of September 30, 2007.

The Company did not give further guarantee to Weifang Sansong Food Co., Ltd when the guarantee was expired on November 26, 2007.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	BUSINESS AND GEOGRAPHICAL SEGMENTS

The Group currently engages in the chick and feed production. No analysis of the Group's sales and assets by business is presented as most of the feed products are used internally.

The Group’s operations are located in the PRC. All revenue is from customers in the PRC. All of the company’s assets are located in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

20.	SUBSEQUENT EVENT

At December 10, 2007, loan from Nansun Rural Credit of $266,042, was refinanced at interest rate of 10.68% and due on December 2009.

FIRST GROWTH INVESTORS, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FIRST GROWTH INVESTORS, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of First Growth Investors, Inc. (“First Growth”) in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated October 18, 2007, among Bright Stand International Limited, Weifang Yuhe Poultry Co., Limited (“Weifang”) and all of the shareholders of Weifang Yuhe Poultry Co., Limited (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, Bright Stand International Limited acquire all the equity of Weifang and 43.75% of Taihong. The acquisition was completed and effected when the majority considerations were received by the shareholders of Weifang on January 31, 2008.

Pursuant to the Equity Transfer Agreement, on March 2008, First Growth Investors, Inc. issued to the shareholders of Bright Stand International Limited (“Bright Stand”) 126,857,134 shares in exchange for all of the issued and outstanding capital stock of Bright Stand. Bright Stand thereby became a wholly owned subsidiary of First Growth. The pro forma consolidated statement of operations includes the accounts of First Growth, Bright Stand and Weifang.

The statement of operations was prepared as if the above mentioned acquisition of Bright Stand International Limited by First Growth Investors, Inc. were consummated on January 1, 2006 and the balance sheet was prepared as if they were consummated on September 30, 2007. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30 2007

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Current assets
Cash and cash equivalents	$-	$100	$41,009		$14,102,000	$14,143,109
Accounts receivable	-	-	1,524			1,524
Inventories	-	-	3,522,886		1,640	3,524,526
Advances to suppliers	-	-	1,785,721			1,785,721
Total current assets	$-	$100	$5,351,140	$		$19,454,880
Due from related
companies	$-	$-	$8,327,210	$		$8,327,210
Other receivables, net	-	-	549,195			549,195
Deferred expenses	-	-	509,735			509,735
Other non-current assets	-	-	673,511			673,511
Goodwill	-	-	-		1,200,739	1,200,739
Property, plant and equipment, net	-	-	13,705,734		(131,109)	13,574,625
Intangible assets, net	-	-	2,419,642		267,274	2,686,916
Restricted cash	-	-	-		1,750,000	1,750,000

Total assets	$-	$100	$31,536,167	$		$48,726,811
Current liabilities
Accounts payable	$825	$-	$7,281,554	$		$7,282,379
Accrued expenses	-	-	516,805			516,805
Due to related companies	-	2,210	-			2,210
Other current liabilities	-	-	244,754			244,754
Current portion of long term loans	-	-	266,042			266,042
Loans payable	-	-	2,999,484			2,999,484
Total current liabilities	$825	$2,210	$11,308,639	$		$11,311,674
Long term liabilities
Long term loans	$-	$-	$9,947,883	$		$9,947,883

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30 2007

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Total liabilities	$825	$2,210	$21,256,522	$		$21,259,557

Minority interests	$-	$-	$225,503		$(225,503)	$-

Shareholders' Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	$-	$-	$-	$		$-
Common stock, $0.001 par value, 500,000,000 shares authorized, 228,571,416 shares issued and outstanding	2,000	100	-		226,471	228,571
Share capital	-	-	482,713		(482,713)	-
Additional paid-in capital	99,138	-	6,681,775		20,459,980	27,240,893
Accumulated (deficits) / profit	(101,963)	(2,210)	2,092,028		(1,990,065)	(2,210)
Accumulated other comprehensive income	-	-	797,626		(797,626)	-

Total shareholders’ equity	$(825)	$(2,110)	$10,054,142	$		$27,467,254
Total liabilities and shareholders’ quity	$-	$100	$31,536,167	$		$48,726,811

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30 2007

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment Pro forma Adjustment	Pro forma Total
Net sales	$-	$-	$16,215,151	$		$16,215,151

Cost of sales	-	-	(9,185,871)			(9,185,871)
Gross profit	$-	$-	$7,029,280	$		$7,029,280

Operating expenses
Selling	-	-	(261,859)			(261,859)
General and administrative	(8,039)	(2,210)	(964,180)			(974,429)
(Loss) income from operations	$(8,039)	$(2,210)	$5,803,241	$		$5,792,992

Non-operating income (expense)
Investment loss	-	-	(100,492)			(100,492)
Interest income	-	-	608			608
Interest expenses	(319)	-	(691,048)			(691,367)
(Loss) income before income taxes and minority interests	$(8,358)	$(2,210)	$5,012,309	$		$5,001,741

Income taxes	-	-	-			-

(Loss) income before minority interest	$(8,358)	$(2,210)	$5,012,309	$		$5,001,741

Minority interest share profit	-	-	37,641		(37,641)	-

Net (loss) profit	$(8,358)	$(2,210)	$5,049,950	$		$5,001,741

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30 2007

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Other comprehensive income
Foreign currency translation gain	-	-	564,461			564,461

Comprehensive (loss) income	$(8,358)	$(2,210)	$5,614,411	$		$5,566,202

Income per common share
- Basic	$0.02
- Fully diluted	$0.02

Basic and fully diluted
net income	$5,001,741

Common shares outstanding
- Basic	228,571,416
- Fully diluted	235,571,416

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Net sales	$-	$-	$14,595,716	$		$14,595,716

Cost of sales	-	-	(15,483,641)			(15,483,641)
Gross loss	$-	$-	$(887,925)	$		$(887,925)

Operating expenses
Selling	-	-	(430,122)			(430,122)
General and administrative	(7,575)	(2,210)	(1,279,238)			(1,289,023)
Loss from operations	$(7,575)	$(2,210)	$(2,597,285)	$		$(2,607,070)

Non-operating income (expense)
Investment loss	-	-	(152,521)			(152,521)
Interest income	-	-	9,553			9,553
Interest expenses	(246)	-	(971,785)			(972,031)
Loss on disposal of fixed assets	-	-	172,314			172,314
Loss before income taxes and minority interests	$(7,821)	$(2,210)	$(3,539,724)	$		$(3,549,755)

Income taxes	-	-	-			-
Income before minority interest	$(7,821)	$(2,210)	$(3,539,724)	$		$(3,549,755)

Minority interest share loss	-	-	(68,387)		68,387	-
Net loss	$(7,821)	$(2,210)	$(3,608,111)	$		$(3,549,755)

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	First Growth Investors, Inc.	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Other comprehensive income
Foreign currency translation gain	-	-	67,066			67,066
Comprehensive loss	$(7,821)	$(2,210)	$(3,541,045)	$		$(3,482,689)
Basic and fully diluted
Loss per common
share						$(0.02)
Basic and fully diluted
net income						$(3,549,755)

Basic and fully diluted
common shares outstanding						228,571,416

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30 2007

The following adjustments to the unaudited pro forma financial statements are based on the assumption that the share exchange was consummated as of September 30, 2007.

DESCRIPTION	DR	Cr
	$	$

Share capital-Bright Stand International
Limited	100
Accumulated (deficits) / profit		101,963
Additional paid in capital	101,863
	101,963	101,963

To record the elimination of cost of investment against share capital of Bright Stand International Limited.

Cash ($425,000 - $420,000)	5,000
Additional paid in capital ($14,000 - $425,000 + $420,000)	9,000
Share capital (14,000,000 x $0.001)		14,000
	14,000	14,000

To record 14,000,000 shares issued pursuant to share exchange agreement between First Growth Investors Inc. and Halter Financial Investments, L.P. for $425,000, and subtract a special cash dividend paid of $420,000.

Additional paid in capital	126,857
Share capital (126,857,134 x $0.001)		126,857

To record 126,857,134 shares issued pursuant to share exchange agreement between First Growth Investors Inc. and Bright Stand International Limited.

Cash ($18,000,000 - $1,750,000 - $2,153,000)	14,097,000
Restricted cash	1,750,000
Additional paid in capital		15,761,286
Share capital (85,714,282 x $0.001)		85,714
	15,847,000	15,847,000

FIRST GROWTH INVESTORS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30 2007

To record 85,714,282 shares issued pursuant to a Securities Purchase Agreement between First Growth Investors Inc. and certain investors for $18,000,000 (included 1,750,000 hold back)after deducting issuance costs of $2,153,000.

Cash	11,618,189
Additional paid in capital		11,618,189

To record the cash invested from the shareholder of Bright Stand International Ltd.

Investment in subsidiaries
($11,306,522 + $311,667)	11,618,189
Cash		11,618,189

To record the acquisition of Weifang Yuhe and Weifang Taihong at $11,306,522 and $311,667 respectively.

Share capital	482,713
Additional paid in capital	6,681,775
Accumulated (deficits) / profit	2,092,028
Accumulated other comprehensive
income	797,626
Minority interests	225,503
Property, plant and equipment, net		131,109
Intangible assets, net	267,274
Inventories	1,640
Investment in subsidiaries		11,618,189
Goodwill	1,200,739
	11,749,298	11,749,298

To record the elimination of investment in subsidiaries and the recognition of goodwill arising from acquisition of Weifang Yuhe Poultry Co., Ltd by Bright Stand International Limited, and fair value adjustments on property, plant and equipment and intangible assets.

BRIGHT STAND INTERNATIONAL LIMITED

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

BRIGHT STAND INTERNATIONAL LIMITED

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of Bright Stand International Limited in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated October 18, 2007, among Bright Stand International Limited, Weifang Yuhe Poultry Co., Limited (“Weifang”) and all of the shareholders of Weifang Yuhe Poultry Co., Limited (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, Bright Stand International Limited acquired all the equity of Weifang and 43.75% of Taihong. The acquisition was completed and effected when the majority considerations were received by the shareholders of Weifang on January 31, 2008. The pro forma consolidated statement of operations includes the accounts of Bright Stand International Limited and Weifang Yuhe Poultry Co., Limited.

The statement of operations was prepared as if the above mentioned acquisition of Weifang by Bright Stand International Limited were consummated on January 1, 2006 and the balance sheet was prepared as if they were consummated on September 30, 2007. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

BRIGHT STAND INTERNATIONAL LIMITED
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30 2007

	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Current assets
Cash and cash equivalents	$100	$41,009	$		$41,109
Accounts receivable	-	1,524			1,524
Inventories	-	3,522,886		1,640	3,524,526
Advances to suppliers	-	1,785,721			1,785,721
Total current assets	$100	$5,351,140	$		$5,352,880

Due from related companies	$-	$8,327,210	$		$8,327,210
Other receivables, net	-	549,195			549,195
Deferred expenses	-	509,735			509,735
Other non-current assets	-	673,511			673,511
Goodwill	-	-		1,200,739	1,200,739
Property, plant and equipment, net	-	13,705,734		(131,109)	13,574,625
Intangible assets, net	-	2,419,642		267,274	2,686,916
Total assets	$100	$31,536,167	$		$32,874,811
Current liabilities
Accounts payable	$-	$7,281,554	$		$7,281,554
Accrued expenses	-	516,805			516,805
Due to related companies	2,210	-			2,210
Other current liabilities	-	244,754			244,754
Current portion of long term loans	-	266,042			266,042
Loans payable	-	2,999,484			2,999,484
Total current liabilities	$2,210	$11,308,639	$		$11,310,849

BRIGHT STAND INTERNATIONAL LIMITED
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30 2007

	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total
Long term liabilities
Long term loans	$-	$9,947,883	$		$9,947,883
Total liabilities	$2,210	$21,256,522	$		$21,258,732

Minority interests	$-	$225,503		$(225,503)	$-

Shareholders' Equity
Common stock, $1 par value, 50,000 shares authorized, 100 shares issued and outstanding	$100	$-		$-	$100
Share capital	-	482,713		(482,713)	-
Additional paid-in capital	-	6,681,775		4,936,414	11,618,189
Accumulated (deficits) / profit	(2,210)	2,092,028		(2,092,028)	(2,210)
Accumulated other comprehensive income	-	797,626		(797,626)	-
Total shareholders’ equity	$(2,110)	$10,054,142	$		$11,616,079
Total liabilities and shareholders’ equity	$100	$31,536,167	$		$32,874,811

BRIGHT STAND INTERNATIONAL LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2007

	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro forma Adjustment	Pro forma Total

Net sales	$-	$16,215,151	$		$16,215,151

Cost of sales	-	(9,185,871)			(9,185,871)
Gross profit	$-	$7,029,280	$		$7,029,280

Operating expenses
Selling	-	(261,859)			(261,859)
General and administrative	(2,210)	(964,180)			(966,390)

Income from operations	$(2,210)	$5,803,241	$		$5,801,031

Non-operating income (expense)
Investment loss	-	(100,492)			(100,492)
Interest income	-	608			608
Interest expenses	-	(691,048)			(691,048)

(Loss) income before income taxes and minority interests	$(2,210)	$5,012,309	$		$5,010,099

Income taxes	-	-			-
Income before minority interest	$(2,210)	$5,012,309	$		$5,010,099

Minority interest share profit	-	37,641		(37,641)	-
Net (loss) profit	$(2,210)	$5,049,950	$		$5,010,099

BRIGHT STAND INTERNATIONAL LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2007

	Bright Stand International Limited	Weifang Yuhe Poultry Co., Ltd		Pro Forma Adjustment	Pro Forma Total
Other comprehensive income
Foreign currency translation gain	-	564,461			564,461

Comprehensive (loss) income	$(2,210)	$5,614,411	$		$5,574,560

Basic and fully diluted
income per share					$5,010,099

Basic and fully diluted
common shares outstanding					100

BRIGHT STAND INTERNATIONAL LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2007

The following adjustments to the unaudited pro forma financial statements are based on the assumption that the share exchange was consummated as of September 30, 2007.

DESCRIPTION	DR	Cr
	$	$

Cash	11,618,189
Additional paid in capital		11,618,189

To record the cash invested from the shareholder of Bright Stand International Ltd.

Investment in subsidiaries
($11,306,522 + $311,667)	11,618,189
Cash		11,618,189

To record the acquisition of Weifang Yuhe and Weifang Taihong at $11,306,522 and $311,667 respectively.

Share capital	482,713
Additional paid in capital	6,681,775
Accumulated (deficits) / profit	2,092,028
Accumulated other comprehensive
income	797,626
Minority interests	225,503
Property, plant and equipment, net		131,109
Intangible assets, net	267,274
Inventories	1,640
Investment in subsidiaries		11,618,189
Goodwill	1,200,739
	11,749,298	11,749,298

To record the elimination of investment in subsidiaries and the recognition of goodwill arising from acquisition of Weifang Yuhe Poultry Co., Ltd by Bright Stand International Limited, and fair value adjustments on property, plant and equipment and intangible assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Growth Investors, Inc.

Date: March 14, 2008

/s/ Gao Zhentao
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1
Stock Purchase Agreement dated November 6, 2007 between First Growth Investors, Inc. and Halter Financial Investments, L.P. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 6, 2007]

*10.2	Equity Transfer Agreement dated March 12, 2008 between First Growth Investors, Inc. and Kunio Yamamoto.

*10.3	Securities Purchase Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Bright Stand International Limited, Weifang Yuhe Poultry Co., Ltd., Kunio Yamamoto and certain investors.

*10.4	Registration Rights Agreement dated March 12, 2008 by and among First Growth Investors, Inc., and certain investors.

*10.5	Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, certain investors, Roth Capital Partners, LLC and Tri-State Title and Escrow, LLC.

*10.6	Holdback Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., certain investors, and Tri-State Title and Escrow, LLC.

*10.7	Warrant dated Mach 12, 2008 issued by First Growth Investors, Inc. to Roth Capital Partners, LLC

*10.8	Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, HFG International, Limited, and Interwest Transfer Company, Inc.

*10.9	Lock-up Agreement dated March 12, 2008 between Kunio Yamamoto and First Growth Investors, Inc.

10.10
Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2005. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 10-KSB filed on April 4, 2006]

10.11
Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2006. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on April 2, 2007]

*10.12	Consent of Child, Van Wagoner & Bradshaw, PLLC

*99.1	Press Release of First Growth Investors, Inc.

* Filed herewith